UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.      )

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☐	Soliciting Material Pursuant to §240.14a-12

STERLING BANCSHARES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2008

Notice of

Annual Meeting

and

Proxy Statement

Monday, April 28, 2008

at 1:00 P.M. local time

Locke Lord Bissell & Liddell LLP

Chase Tower

600 Travis Street, 25th Floor

Houston, Texas 77002

STERLING BANCSHARES, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON APRIL 28, 2008

TO OUR SHAREHOLDERS:

The Annual Meeting of Shareholders (the “Meeting”) of Sterling Bancshares, Inc. (the “Company”) will be held at the offices of Locke Lord Bissell & Liddell LLP, Chase Tower, 600 Travis Street, 25th Floor, Houston, Texas 77002 at 1:00 p.m., local time, on Monday, April 28, 2008, for the following purposes:

1.	To elect five Class I directors for three-year terms ending at the 2011 Annual Meeting of Shareholders or until their successors have been elected and qualified.

2.	To consider and act upon a proposal to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for its fiscal year ending December 31, 2008.

3.	To consider and act on such other business as may properly come before the Meeting or any adjournment thereof.

The close of business on February 28, 2008 has been fixed as the record date for determining shareholders entitled to notice of and to vote at the Meeting or at any adjournments thereof. For a period of at least ten days prior to the Meeting, a complete list of shareholders entitled to vote at the Meeting will be open to examination by any shareholder during ordinary business hours at the executive offices of the Company, 2550 North Loop West, Suite 600, Houston, Texas 77092. Information concerning the matters to be acted upon at the Meeting is set forth in the accompanying Proxy Statement.

You are cordially invited and urged to attend the Meeting. If, however, you are unable to attend the Meeting, you are requested to sign and date the accompanying proxy card and return it promptly in the enclosed envelope. If you attend the Meeting, you may vote in person regardless of whether you have given your proxy. In any event, a proxy may be revoked in accordance with the procedures set forth in the accompanying Proxy Statement.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON APRIL 28, 2008.

Pursuant to new rules promulgated by the Securities and Exchange Commission, we have elected to provide access to our proxy materials both by sending you this full set of proxy materials, including a proxy card, and by notifying you of the availability of our proxy materials on the Internet. This proxy statement and our 2007 Annual Report are available at http://www.ics.adp.com/streelink/sbib, which does not have “cookies” that identify visitors to the site.

James W. Goolsby, Jr. Secretary

March 7, 2008

YOUR VOTE IS IMPORTANT.

YOU ARE URGED TO DATE, SIGN AND PROMPTLY RETURN YOUR PROXY CARD SO THAT YOUR SHARES MAY BE VOTED IN ACCORDANCE WITH YOUR WISHES AND TO ASSURE THE PRESENCE OF A QUORUM. THE PROMPT RETURN OF YOUR SIGNED PROXY CARD, REGARDLESS OF THE NUMBER OF SHARES YOU HOLD, WILL AID THE COMPANY IN REDUCING THE EXPENSE OF ADDITIONAL PROXY SOLICITATION. THE GIVING OF SUCH PROXY DOES NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ATTEND THE MEETING.

i

SHAREHOLDER PROPOSALS AT THE NEXT ANNUAL MEETING OF SHAREHOLDERS	43

ADDITIONAL FINANCIAL INFORMATION	43

OTHER MATTERS	43

ii

STERLING BANCSHARES, INC.

PROXY STATEMENT

SOLICITATION OF PROXY, REVOCABILITY AND VOTING OF PROXIES

General

The accompanying proxy is solicited on behalf of the Board of Directors (the “Board”) of Sterling Bancshares, Inc., a Texas corporation (the “Company”), for use at the 2008 Annual Meeting of Shareholders (the “Meeting”) to be held on Monday, April 28, 2008 at 1:00 p.m., local time, at the offices of Locke Lord Bissell & Liddell LLP, Chase Tower, 600 Travis Street, 25th Floor, Houston, Texas, 77002 for the purposes set forth in the accompanying Notice and at any recess or adjournment thereof. Holders of record of the Company’s common stock, par value $1.00 per share (“Common Stock”), at the close of business on February 28, 2008 (the “Record Date”) are entitled to notice of and to vote at the Meeting. On the Record Date, there were 73,221,216 shares of Common Stock outstanding and entitled to vote.

The Company’s principal executive offices are located at 2550 North Loop West, Suite 600, Houston, Texas 77092. This proxy statement and accompanying proxy are first being mailed on or about March 11, 2008 to shareholders of record on the Record Date.

Voting

Holders of Common Stock are entitled to one vote per share. The presence at the Meeting, in person or by proxy, of holders of a majority of the outstanding shares of Common Stock entitled to vote at the Meeting will constitute a quorum for the transaction of business. Abstentions and broker non-votes will be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum. A broker non-vote occurs under stock exchange rules when a broker is not permitted to vote on a matter without instructions from the beneficial owner of the shares and no instruction is given.

A plurality vote is required for the election of the directors in Proposal 1. Accordingly, if a quorum is present at the Meeting, the five persons receiving the greatest number of votes will be elected as directors. There will be no cumulative voting in the election of directors. Withholding authority to vote for a director nominee and broker non-votes in the election of directors will not affect the outcome of the election of directors, assuming a quorum is present or represented by proxy at the meeting.

All other matters to be voted on at the Meeting will be decided by the affirmative vote of the holders of a majority of the shares entitled to vote on, and that voted for or against or expressly abstained with respect to, such matters at the Meeting. Abstentions will have the same effect as votes against the proposals on such matters. Broker non-votes will not count as a vote for or against the proposals on such matters.

Solicitation and Revocability of Proxies

If the accompanying proxy is properly executed and returned, the shares it represents will be voted at the Meeting in accordance with the directions noted thereon or, if no direction is indicated, it will be voted at the Meeting in favor of the proposals described in this Proxy Statement. In addition, the proxy confers authority to the persons named in the proxy to vote, in their discretion, on any matters properly presented at the Meeting. The Board is not currently aware of any such other matters.

Each shareholder of the Company has the right to revoke his or her proxy at any time prior to its exercise, either in person at the Meeting or by written notice to the Company, addressed to Secretary, Sterling Bancshares, Inc., 2550 North Loop West, Suite 600, Houston, Texas 77092. No revocation by written notice will be effective unless such notice has been received by the Secretary of the Company prior to the day of the Meeting or by the inspector of election at the Meeting.

The Company will bear the full cost of preparing, assembling, printing, and mailing this Proxy Statement, the accompanying proxy card, and any additional materials that may be furnished to shareholders and will reimburse brokerage firms and other custodians, nominees, and fiduciaries for their reasonable expenses incurred in forwarding solicitation materials regarding the Meeting to beneficial owners. Georgeson Inc. has been retained by the Company to assist in the solicitation of proxies for a fee of $8,000, plus expenses. The solicitation of proxies will be made by mail. Further solicitation of proxies may be made by telephone or other form of direct communication by officers, directors, and regular employees of the Company or its subsidiaries, who will not be additionally compensated for such services but who will be reimbursed for any out-of-pocket expenses incurred.

ANNUAL REPORT

The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, is being furnished with this Proxy Statement to shareholders of record on the Record Date. The Annual Report does not constitute a part of this Proxy Statement or the proxy solicitation material.

PROPOSAL 1:

ELECTION OF DIRECTORS

Nominees for Election as Directors

In accordance with the Company’s Amended and Restated Bylaws (the “Bylaws”), the members of the Board are divided into three classes: Class I, Class II, and Class III. The Company’s Bylaws provide further that the classes shall be as nearly equal in number as possible. The directors of each class are elected to serve a three-year term with the term of office of each class ending in successive years. The term of office of the Class I directors expires at the Meeting. There have been no changes to the Board of Directors over the past 12 months.

If the five nominees for Class I director are elected at the Meeting, the composition of the three classes of directors will be five Class I directors, five Class II directors and five Class III directors and the size of the Board will be fixed at fifteen members at that time. The proxies solicited hereby cannot be voted for more than five nominees.

Sterling Bank (the “Bank”) has a board of directors that is currently comprised of four management directors and two non-management directors. The ownership and supervision of the Bank represents the Company’s principal business activity. Accordingly, a substantial amount of time and attention of the Board of the Company and the board of directors of the Bank is devoted to reviewing the financial performance, business activities, strategic developments and corporate affairs of the Bank. Currently, two of the management directors of the Bank (J. Downey Bridgwater and Max W. Wells) and both of the non-management directors of the Bank (George Beatty, Jr. and Anat Bird) also serve on the Company’s Board. The other management directors of the Bank are officers of the Company and/or the Bank. The shareholders of the Company do not have the right to vote upon the election of the directors of the Bank, and this matter is not being presented to the Company’s shareholders at the Meeting.

Class I Nominees.    The Corporate Governance and Nominating Committee of the Board has recommended to the Board, and the Board has unanimously nominated, the following five individuals for election as Class I directors to serve a three-year term ending at the 2011 Annual Meeting of Shareholders or until their successors have been elected and qualified: George Beatty, Jr., Anat Bird, J. Downey Bridgwater, Roland X. Rodriguez, and Elizabeth C. Williams. Mr. Bridgwater has served as Class I director since the 1998 annual meeting of the shareholders. Mr. Beatty and Ms. Bird have served as Class I directors since the 2002 annual meeting of shareholders. Mr. Rodriguez has served as Class I director since January 29, 2007. Ms. Williams is a new nominee for Class I director in 2008. Each of the nominees has consented to be named in this Proxy Statement and to serve, as director, if elected.

The Board recommends that the shareholders vote “FOR” the election of the nominees listed above as Class I directors. Unless otherwise directed in the accompanying proxy card, the persons named therein will vote “FOR” the election of the nominees listed above as Class I directors.

Shareholders may not cumulate their votes in the election of directors. Each of the Class I nominees shall be elected by a plurality of votes cast in the election by holders of Common Stock represented and entitled to vote at the Meeting, assuming the existence of a quorum. Shareholders entitled to vote for the election of directors may withhold authority to vote for any or all nominees for directors. It is not anticipated that any nominee will become unable or unwilling to accept nomination or election, but if any nominee becomes unavailable for any reason, then the shares represented by the proxy will be voted “FOR” the remainder of the listed nominees and for such other person as the Corporate Governance and Nominating Committee may recommend to the Board as replacements for those who may become unavailable. Discretionary authority to do so is included in the proxy. The following table sets forth certain information concerning the persons who have been nominated for election as Class I directors and the other current directors of the Company who are not standing for election, including certain committees of the Board and/or Bank of which such person is currently a member.

Class I Nominees:

Name, Age, Position and Committee Memberships	Term of Office and Business Experience
GEORGE BEATTY, JR., age 69 Class I Nominee and Director of the Bank (Human Resources Programs Committee and Strategic Planning Committee)	Director since 2002. Mr. Beatty has served as President of George Beatty Associates, a consulting firm for small to medium sized businesses, since June 2002. Prior to his retirement from the Greater Houston Partnership in 2002, he was President of the Chamber of Commerce Division from 1998 to 2002. Mr. Beatty also serves as a director for First Commonwealth Mortgage Trust, Holly Mortgage Trust and Africap, LLC. Mr. Beatty served as senior vice president of the Greater Houston Partnership’s Member Services Division prior to assuming the role of Chamber Division President. Mr. Beatty joined the Partnership in 1990 from the position of Dean of Development at College of the Mainland in Texas City, Texas.

ANAT BIRD, age 56 Class I Nominee and Director of the Bank (Human Resources Programs Committee and Strategic Planning Committee)	Director since 2002. Ms. Bird has been the President and Chief Executive Officer of SCB Forums, Ltd., a company she founded that arranges and facilitates peer group meetings for bank executives as well as provides consulting services to financial services companies, since May 1994. Ms. Bird served as Chief Executive Officer of California Community Bankshares from March to November 2001. She served as Executive Vice President of Wells Fargo Bank in Sacramento, California from August 1997 to March 2001. Ms. Bird also serves as a director of Sun Bancorp, Inc., which is a public company that is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as a director of MidFirst Bank based in Oklahoma City, Oklahoma and as a director of AmTrust Bank based in Cleveland, Ohio.

J. DOWNEY BRIDGWATER, age 50

Class I Nominee and Chairman, President and Chief Executive Officer of the Company and the Bank, (Executive Committee, Strategic Planning Committee, Asset/Liability Management Committee of the Bank and Trust Administrative Committee of the Bank)

Director since 1998. Mr. Bridgwater was elected Chairman of the Company and of the Bank in November 2005. Mr. Bridgwater assumed the role of Chief Executive Officer of the Company and the Bank in January 2002 and has been President of the Company and the Bank since December 1997.

ROLAND X. RODRIGUEZ, age 55 Class I Nominee (Audit Committee and Trust Administrative Committee of the Bank)	Director since 2007. Mr. Rodriguez has been the managing principal and co-founder of Mir, Fox & Rodriguez, P.C., a Houston-based public accounting firm, since January 1988. Mr. Rodriguez has more than 30 years of public accounting experience. His expertise ranges from advising clients on mergers and acquisitions and international business transactions to personal estate planning. Mr. Rodriguez serves on the board of the Greater Houston Partnership, the Houston Hispanic Chamber of Commerce, and the Jones School of Management Council of Overseers at Rice University in Houston, Texas.

ELIZABETH C. WILLIAMS, age 65 Class I Nominee	New nominee for Director. Ms. Williams has been the Treasurer of Southern Methodist University in Dallas, Texas, since 1989, and from 1989 to 1999 she served as the Vice President, Business and Finance. Ms. Williams served as Vice Chancellor of the University of Denver from 1978 to 1989. From 1975 to 1978, Ms. Williams served as Assistant to the President of Arkansas State University. Ms. Williams is also a director of School College and University Underwriters, Ltd., an insurance and reinsurance company.

Directors Continuing in Office:

EDWARD R. BARDGETT, age 65 Class III Director (Human Resources Programs Committee)	Director since 2006. Mr. Bardgett has been Senior
Vice President of Zachry Construction Corporation,
based in San Antonio, Texas, since 1987. Mr.
Bardgett has nearly 40 years of experience in human
resources in a variety of industry and business
environments. In addition to his tenure at Zachry
Construction, Mr. Bardgett has held various
managerial positions in the energy and chemical
industries.

BRUCE J. HARPER, age 73 Class III Director (Audit Committee and Corporate Governance and Nominating Committee)	Director since 1996. Mr. Harper is a certified public accountant who has been advising business owners on developing strategies to improve operational effectiveness since January 1998. From formation in 1962 until January 1998, Mr. Harper served as President and Chief Executive Officer of Harper & Pearson Company, a Houston-based accounting and consulting firm, with emphasis on serving financial institutions and owner-managed businesses.

BERNARD A. HARRIS, JR., MD, age 51 Class III Director (Asset/Liability Management Committee of the Bank)	Director since 2006. Dr. Harris has been President and Chief Executive Officer of Vesalius Ventures, a Houston-based venture capital firm, since June 2001. He has also been the Managing Director of The Space Agency, a marketing agency, since 2001. Dr. Harris served as Vice President for Space Media, Inc., from 1999 to 2001, where he established an international space education program. Since 1998, Dr. Harris has also been President of PBI, Inc., an investment firm. He is the founder and President of the Harris Foundation, which supports math and science education for youths. Dr. Harris is a director of U.S. Physical Therapy, Inc., a public company that is subject to the reporting requirements of the Exchange Act.

DAVID L. HATCHER, age 65 Class II Director (Executive Committee, Corporate Governance and Nominating Committee and Strategic Planning Committee)	Director since 1999. Mr. Hatcher was named Lead Director in November 2005. From 1980 to 2005, Mr. Hatcher was President and Chief Executive Officer of KMG Chemicals, Inc., a specialty chemical manufacturer and a public company that is subject to the reporting requirements of the Exchange Act. In 2005, Mr. Hatcher became Chairman and Chief Executive Officer of KMG Chemicals, Inc. Mr. Hatcher retired as Chief Executive Officer in June 2007 but continues to serve as Chairman.

GLENN H. JOHNSON, age 67 Class III Director (Trust Administrative Committee of the Bank)	Director since 1990. Mr. Johnson is currently an owner and President of the Houston law firm of Johnson & Wurzer, P.C. and has been associated with that firm since 1973. Mr. Johnson has served on numerous civic boards including the Kiwanis Club of Houston, the ESCAPE Family Resource Center, and the Periwinkle Foundation.

R. BRUCE LABOON, age 66 Class III Director (Executive Committee, Corporate Governance and Nominating Committee and Strategic Planning Committee)	Director since 2004. Mr. LaBoon re-joined the Locke
Liddell & Sapp LLP law firm, now Locke Lord
Bissell & Liddell LLP, in 1988 and has been a senior
partner with the firm since 2001. Mr. LaBoon serves
on the Board of Governors of the American Red
Cross. Mr. LaBoon is a director of the Texas Medical
Center, the Greater Houston Partnership (2001
Chair), and the University of Houston Law Center
Foundation. He also serves on the Board of Trustees
of the Nimitz Foundation and Texas Children’s
Hospital.

G. EDWARD POWELL, age 71 Class II Director (Audit Committee and Corporate Governance and Nominating Committee)	Director since 2000. Since April 2002, Mr. Powell has been a partner with Mills and Stowell, an investment banking firm. From 1994 until 2002, Mr. Powell provided consulting services to emerging and middle market businesses. From 1982 until his retirement in 1994, Mr. Powell served as the managing partner of the Houston office of Price Waterhouse & Co., a major public accounting and consulting firm. Mr. Powell also serves as a director and member of the audit committee of The Endowment Fund, a closed end investment fund that is subject to the Investment Company Act of 1940.

RAIMUNDO RIOJAS E., age 67 Class II Director (Human Resources Programs Committee)	Director since 1994. For the last sixteen years, Mr. Riojas has been the President of Duwest, Inc., a joint venture of Westrade, Inc. and E.I. DuPont de Nemours, engaged in the distribution of crop protection products and the manufacture of industrial and automotive coatings.

DAN C. TUTCHER, age 59 Class II Director (Executive Committee and Asset/Liability Management Committee of the Bank)	Director since 2005. Since May 2007, Mr. Tutcher has been a principal and director of Center Coast Capital Advisors, L.P., an investment firm. Mr. Tutcher was President of Enbridge Energy Partners and Enbridge Energy Management from 2001 until May 2006. From 1988 until 2001, Mr. Tutcher was Chairman, President and Chief Executive Officer of Midcoast Energy Resources. Mr. Tutcher has over 30 years of experience in owning and operating companies involved in petroleum production, gas processing, and natural gas gathering and transmission. Mr. Tutcher serves as a director for Enbridge, Inc., a public company that is subject to the reporting requirements of the Exchange Act. Mr. Tutcher is the former Chairman of Cancer Counseling, Inc. and currently serves as Chairman of Houston’s Alley Theater.

MAX W. WELLS, age 74 Class II Director and Director of the Bank	Director since 2005. Mr. Wells is currently Vice-Chairman of Sterling Bank for the North Texas Region. Mr. Wells founded the Dallas-based former Oaks Bank & Trust Company in 1985, which was acquired by the Company in 2005, and has over 40 years of experience in banking. He recently concluded his service as Chairman and Board Member of the DFW International Airport as well as Council Member of the Regional Transportation Council.

INFORMATION ABOUT THE BOARD OF DIRECTORS, COMMITTEES

OF THE BOARD AND COMMITTEES OF THE BANK

Compensation of Directors

For 2007-2008, the Human Resources Programs Committee recommended to the Board, and the Board unanimously approved, maintaining the same board compensation structure as in 2006-2007 based upon a number of factors, including available information for comparable public companies and banking organizations, the amounts that have been paid in prior years, the duties and responsibilities of the directors, and the Company’s financial and stock performance. Directors of the Company who are also employees of the Company do not receive fees for serving on or attending meetings of the Board or any committees on which they serve.

For the 2007-2008 Board year, which ends with the meeting on April 28, 2008, non-employee directors and advisory directors of the Company received an annual retainer fee of $15,000 paid in the form of 1,312 shares of Common Stock, a fee of $3,000 per quarterly Board meeting attended and a fee of $750 per committee meeting and $500 per special committee meeting attended. Additionally, each non-employee director and advisory director received a fee of $3,000 for participating in special meetings of the entire Board. The Lead Director and the chair of the Audit Committee received an additional annual retainer of $10,000, paid in either cash or Common Stock, and the chairs of the Corporate Governance and Nominating Committee and the Human Resources Programs Committee each received an additional annual retainer of $5,000, payable in the same manner as the annual retainer for all directors. The employee directors, J. Downey Bridgwater and Max W. Wells, are salaried and do not receive compensation for serving on the Company’s Board of Directors. The Company reimburses the directors for their travel expenses for attending meetings, for membership in the National Association of Corporate Directors (“NACD”) and for participation in NACD seminars and conferences to better understand their role as directors and responsibility as committee members.

The following table sets forth information regarding the compensation of the Company’s Board of Directors for the 2007 fiscal year.

Director Compensation (1)

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Total ($)
Edward R. Bardgett	$25,750	$15,000	$40,750
George Beatty, Jr.	$25,250	$20,000	$45,250
Anat Bird	$22,750	$15,000	$37,750
Bruce J. Harper	$33,750	$15,000	$48,750
Bernard A. Harris, Jr., MD	$23,750	$15,000	$38,750
David L. Hatcher	$28,500	$25,000	$53,500
Glenn H. Johnson	$25,515	$15,000	$40,515
R. Bruce LaBoon	$29,250	$20,000	$49,250
G. Edward Powell	$33,750	$25,000	$58,750
Raimundo Riojas E.	$23,750	$15,000	$38,750
Roland X. Rodriguez	$24,250	$15,000	$39,250
Dan C. Tutcher	$25,500	$15,000	$40,500

(1)	The Company’s Board did not receive any compensation in the form of option awards, non-equity incentive plan compensation or a pension.

For the 2008-2009 Board year, the Audit Committee fee will increase from $750 to $1,250 per meeting and all other director fees will remain the same.

Board of Directors

During the 2007 fiscal year, the Board met six times and took certain additional actions by unanimous written consent. All directors attended 75 percent or more of the meetings of the Board and of the committees on which they served during 2007. The Corporate Governance and Nominating Guidelines require the independent members of the Board to meet at least twice a year or at such other intervals as may be required by applicable rules of The Nasdaq Global Select Market. The independent members of the Board met in four executive sessions during the 2007 fiscal year. It is the Company’s policy that all Board members be in attendance at the annual meeting of shareholders. All Board members were in attendance at the 2007 Annual Meeting of Shareholders.

Standing Committees of the Board

The Board has an Audit Committee, a Human Resources Programs Committee (which functions as the compensation committee), a Corporate Governance and Nominating Committee, an Executive Committee and a Strategic Planning Committee.

Audit Committee.    The directors who served on the Audit Committee during the 2007-2008 Board year were G. Edward Powell, Chairman, Bruce J. Harper and Roland X. Rodriguez. After reviewing the qualifications of the current members of the Audit Committee, and any relationships that they may have with the Company that might affect their independence, the Board has determined that (i) all current members of the Audit Committee are “independent” as defined in Section 10A of the Exchange Act, and in the applicable rules of The Nasdaq Global Select Market, (ii) all current committee members are financially literate, and (iii) Mr. Powell qualifies as an audit committee financial expert under the applicable rules promulgated under the Exchange Act. The Audit Committee has the power and authority to act on behalf of the Board with respect to the appointment of the Company’s independent registered public accounting firm and with respect to authorizing all audit and other activities performed for the Company by its internal audit department and independent registered public accounting firm. The Audit Committee provides a direct contact between the Company’s independent registered public accounting firm and the financial management of the Company and assists the Board in fulfilling its responsibilities relating to the oversight of corporate accounting and reporting practices and performing such other functions as may be prescribed with respect to audit committees under the applicable rules and regulations of The Nasdaq Global Select Market. Furthermore, the Audit Committee assists the Board in performing its oversight responsibilities related to corporate accounting, financial reporting practices, the quality and integrity of financial reports, compliance with policies and procedures and compliance of the Company’s financial statements and internal controls with Federal and State banking and securities regulatory requirements. The Audit Committee also oversees the evaluation of the Company’s system of internal controls, the internal audit function and other related areas. The Audit Committee met fourteen times during 2007.

Each year the Audit Committee reviews its charter and reports to the Board its adequacy in light of the Exchange Act, the rules and regulations promulgated thereunder, and the rules of The Nasdaq Global Select Market. The Audit Committee Charter can be accessed electronically on the Company’s website at www.banksterling.com in the governance documents under the corporate overview section which is on the investor relations page or by writing to the Company at Sterling Bancshares, Inc., Attention: Secretary, 2550 North Loop West, Suite 600, Houston, Texas 77092.

Human Resources Programs Committee.    George Beatty, Jr., Chairman, Edward R. Bardgett, Anat Bird, and Raimundo Riojas E. served on the Human Resources Programs Committee during the 2007-2008 Board year. All current members of the Human Resources Programs Committee are non-employee directors and have been determined by the Board to be “independent” as defined in the applicable rules of The Nasdaq Global Select Market. The primary function of the Human Resources Programs Committee is to develop, review, and make recommendations with respect to the Company’s executive compensation policies and to oversee the Company’s incentive compensation plans and equity-based plans. As part of its responsibilities, the Human

Resources Programs Committee administers the Company’s 1994 Stock Incentive Plan, as amended, the Company’s 1994 Employee Stock Purchase Plan, the Company’s 2003 Stock Incentive and Compensation Plan, the 2004 Employee Stock Purchase Plan and the 2007 Long-Term Incentive Stock Performance Program. The Human Resources Programs Committee met five times during 2007. The Charter for the Human Resources Programs Committee can be accessed electronically in the governance documents under the corporate overview section on the investor relations page of the Company’s website at www.banksterling.com or by writing to the Company at Sterling Bancshares, Inc., Attention: Secretary, 2550 North Loop West, Suite 600, Houston, Texas 77092.

Corporate Governance and Nominating Committee.    R. Bruce LaBoon, Chairman, Bruce J. Harper, David Hatcher, and G. Edward Powell served on the Corporate Governance and Nominating Committee for the 2007-2008 Board year. Each member of the Corporate Governance and Nominating Committee meets the definition of “independence” as set forth in the applicable rules of The Nasdaq Global Select Market. The primary functions of the Corporate Governance and Nominating Committee are to advise the Board concerning the appropriate composition of the Board and its committees, serve as the nominating committee for the Board, advise the Board regarding appropriate corporate governance practices and assist the Board in achieving them, annually confirm that a performance review of the Company’s Chief Executive Officer and directors has been performed, and perform such other functions as the Board may assign from time to time. The Corporate Governance and Nominating Committee met four times during 2007. The Charter for the Corporate Governance and Nominating Committee as well as the Corporate Governance and Nominating Guidelines of the Company can be accessed electronically in the governance documents under the corporate overview section on the investor relations page of the Company’s website at www.banksterling.com or by writing to the Company at Sterling Bancshares, Inc., Attention: Secretary, 2550 North Loop West, Suite 600, Houston, Texas 77092.

The Corporate Governance and Nominating Committee will, in accordance with the Company’s Bylaws, consider shareholder recommendations for directors sent to the Secretary of the Company, Sterling Bancshares, Inc., 2550 North Loop West, Suite 600, Houston, Texas 77092. Shareholder recommendations for director must contain and be accompanied by certain information as specified in the Company’s Bylaws including (i) the name and address of the shareholder recommending the person to be nominated, (ii) a representation that the shareholder is a holder of record of stock of the Company, including the number of shares held and the period of holding, (iii) a description of all arrangements or understandings between the shareholder giving the notice and the recommended nominee, (iv) the name, age, occupation and address of the recommended nominee and such other information related to the recommended nominee as would be required to be included in a proxy statement filed pursuant to Regulation 14A under the Exchange Act, and (v) the consent of the recommended nominee to serve as a director of the Company, if elected. To timely submit a recommendation for director for an upcoming annual meeting, it is necessary that you notify the Company not less than 120 days nor more than 150 days before the first anniversary of the date that the proxy statement for the preceding year’s annual meeting was first sent to shareholders. The Company’s 2008 Proxy Statement was first sent to shareholders on March 11, 2008. Thus, in order for such nomination to be considered by the Company for the 2009 annual meeting, it must be received by the Company not later than November 10, 2008. We recommend that any shareholder desiring to make a nomination review the Company’s Bylaws, which may be obtained without charge from the Secretary of the Company upon written request addressed to the Secretary at our principal executive offices.

When identifying and evaluating director nominees (including any nominees recommended by shareholders), the Corporate Governance and Nominating Committee will consider the following:

•	The status of the nominee as an “independent” director under the rules of The Nasdaq Global Select Market and the Company’s Corporate Governance and Nominating Guidelines;

•	The nominee’s reputation, integrity and good business judgment;

•	The nominee’s skills in business, including an understanding of the Company’s business, finance, technology and other knowledge needed on the Board;

•	The diversity represented on the Board and the diverse points of view offered by the nominee;

•	The nominee’s professional background, employment, community service and personal accomplishments;

•

The nominee’s ability and willingness to devote the required amount of time to the Company’s affairs including attendance at board and committee meetings, taking into consideration the number of other public companies for which the nominee serves as a director; and

•	The nominee’s interest, capacity and willingness, in conjunction with other members of the Board, to serve the long-term interests of the Company’s shareholders.

In the case of current directors being considered for re-nomination, the Corporate Governance and Nominating Committee will also take into account such director’s performance review including, among other items, the director’s history of attendance at Board and committee meetings, the director’s tenure as a member of the Board and the director’s preparation for, and participation in, such meetings.

The Corporate Governance and Nominating Committee works in conjunction with the Board on an annual basis to determine the skills and characteristics required for Board service relative to those actually represented on the Board, with the objective of having a Board with diverse backgrounds and experience. In such process, the Corporate Governance and Nominating Committee will identify any needs to add a new board member who meets specific criteria or to fill a vacancy on the Board. If a need is identified, the Corporate Governance and Nominating Committee will initiate a search and screening process seeking input from other Board members and hiring a search firm, if necessary. The Corporate Governance and Nominating Committee will also consider recommendations for nominees for directorships as submitted by shareholders. The Chairman of the Board and all members of the Corporate Governance and Nominating Committee will interview prospective candidates that meet the specific criteria and otherwise qualify for membership on the Board. The Corporate Governance and Nominating Committee will keep the full Board informed at all times during the process. The Corporate Governance and Nominating Committee will make its recommendation to the full Board seeking its endorsement of the final candidate(s). An invitation to join the Board will be extended by the Chairman of the Corporate Governance and Nominating Committee, who may choose to have the Chairman of the Board or the Chief Executive Officer participate in the invitation as well. The final candidate(s) are nominated by the full Board or elected to fill a vacancy. The Corporate Governance and Nominating Committee has recommended to the Board, and the Board has unanimously nominated, the five individuals for election as Class I directors at the Meeting. Each of the director nominees is presently one of the Company’s directors except Elizabeth C. Williams, who is a new director nominee.

Executive Committee.    J. Downey Bridgwater, Chairman, David L. Hatcher, R. Bruce LaBoon and Dan C. Tutcher served on the Executive Committee during the 2007-2008 Board year. The primary function of the Executive Committee is to review the Company’s and the Bank’s performance and financial condition between Board meetings, review and recommend mergers and acquisitions and policies to the Board. The Executive Committee met four times during 2007.

Strategic Planning Committee.     J. Downey Bridgwater, Chairman, George Beatty, Jr., Anat Bird, David L. Hatcher and R. Bruce LaBoon served on the Strategic Planning Committee for the 2007-2008 Board Year. The primary function of the Strategic Planning Committee is to provide oversight and guidance with respect to the strategic direction of the Company and provide the Board with periodic reviews on the progress and execution of the Company’s strategic plan. Additionally, the Strategic Planning Committee recommends appropriate changes to the strategic plan to the Board. The Strategic Planning Committee also provides recommendations to the Board on how the Company can better take advantage of marketplace opportunities through its strategic plan. The Strategic Planning Committee met two times during 2007.

Standing Committees of the Bank

In addition to the standing committees of the Board discussed above, the Bank has established two other committees comprised of the Company’s directors, directors of the Bank and certain officers of the Company and the Bank. While these additional committees do not constitute formal committees of the Board due to the membership of certain non-directors, these committees provide significant assistance in reviewing and recommending matters to the Board as well as oversight functions relating to the operations of the Bank.

Asset/Liability Management Committee.    The Asset/Liability Management Committee for the 2007-2008 Board year included J. Downey Bridgwater, Bernard A. Harris, Jr., MD, and Dan C. Tutcher, each a member of the Board. In addition, Zach L. Wasson, Chairman, Patrick Oakes, Chip Kieswetter and Matt Boutte, current officers of the Bank, served on the Asset/Liability Management Committee during the year. The primary function of the Asset/ Liability Management Committee is to provide oversight and guidance with respect to investment and borrowing decisions impacting the credit quality of the investment portfolio, interest rate risk sensitivity and liquidity. The Asset/Liability Management Committee met four times during 2007.

Trust Administrative Committee.    The Company’s directors who served on the Trust Administrative Committee during the 2007-2008 Board year were Glenn H. Johnson, Chairman, J. Downey Bridgwater and Roland X. Rodriguez. Allen D. Brown, James W. Goolsby, Jr., Jim Carlton and Kay King, officers of the Bank, also served on the Trust Administrative Committee during the year. The primary function of the Trust Administrative Committee is to oversee the trust and asset management operations of the Bank, review and ratify new accounts, and approve the products and services offered through the Bank’s trust and asset management department. The Trust Administrative Committee met four times during 2007.

Committee Membership and Activity(1)

	Standing Committees of the Board					Standing Committees of the Bank				Indep- endent(3)	Current Employee
Board Member	Audit	HRPC(2)	Corp Gov & Nom	Exec	Strat Plng	Asset/ Liab Mgmt		Trust Admin
Edward R. Bardgett		M								Y
George Beatty, Jr.		C			M					Y
Anat Bird		M			M					Y
Bruce J. Harper	M		M							Y
Bernard A. Harris, Jr., MD						M				Y
David L. Hatcher			M	M	M					Y
Glenn H. Johnson								C		Y
R. Bruce LaBoon			C	M	M					Y
G. Edward Powell	C		M							Y
Raimundo Riojas E.		M								Y
Roland X. Rodriguez	M							M		Y
Dan C. Tutcher				M		M				Y
J. Downey Bridgwater				C	C	M		M			Y
Max W. Wells											Y
Number of Committee Members	3	4	4	4	5	7	(4)	7	(5)
Number of Meetings in 2007	14	5	4	4	2	4		4

(1)	C=Chair, M=Member, Y=Yes
(2)	Human Resources Programs Committee

(3)	Independent as defined in the applicable rules of the Nasdaq Global Select Market System.
(4)	In addition to the board members on the committee, the following officers of the Bank served on the committee during 2007: Zach Wasson, Chairman, Patrick Oakes, Chip Kieswetter and Matt Boutte.
(5)	In addition to the board members on the committee, the following officers of the Bank served on the committee during 2007: Allen D. Brown, James W. Goolsby, Jr., Jim Carlton and Kay King.

Director Independence

The Board has determined that, except for Messrs. Bridgwater and Wells, all the director nominees and directors not standing for election are “independent” as that term is defined in the applicable rules of The Nasdaq Global Select Market. In making this determination, the Board considered transactions and relationships between each director or his or her immediate family and the Company and its subsidiaries, including those reported under “Compensation Committee Interlocks and Insider Participation” and “Certain Transactions with Related Persons” below. The purpose of this review was to determine whether any such relationships or transactions were material and, therefore, inconsistent with a determination that the director is independent. There are no family relationships between any nominees, directors and executive officers. Messrs. Bridgwater and Wells are not independent because of their employment as senior executives of the Company.

During this review of director independence, the Board specifically considered the relationship between the Company and SCB Forums, Ltd., of which Ms. Anat Bird is the President and Chief Executive Officer. SCB Forums, Ltd. is a company that arranges and facilitates peer group meetings for bank executives and provides certain consulting services. The Company retained SCB Forums, Ltd. in 2007 in the ordinary course of business and the amounts paid to SCB Forums, Ltd by the Company represent less than one percent of SCB Forums, Ltd.’s annual revenues. While the relationships between the Company and SCB Forums, Ltd. was not required to be disclosed in the “Certain Transactions with Related Persons” section below, the Board still considered this relationship in connection with its analysis of director independence. Based on its review, the Board concluded that this relationship (i) was not material to the Company or Ms. Bird, (ii) does not interfere with the exercise of Ms. Bird’s independent judgment, and (iii) did not adversely impact the Board’s determination that Ms. Bird is independent. Effective January 1, 2008, Ms. Bird has agreed that SCB Forums, Ltd. will no longer charge the Company for any of its services.

The Board also specifically considered the relationship between the Company and Locke Lord Bissell & Liddell LLP, of which Mr. Bruce LaBoon is a senior partner. Locke Lord Bissell & Liddell LLP is a law firm that has provided legal services to the Company for many years. The Company’s fee arrangement with Locke Lord Bissell & Liddell LLP is negotiated on the same basis as arrangements with other outside legal counsel and is subject to the same terms and conditions. The fees the Company pays to Locke Lord Bissell & Liddell LLP are comparable to those paid to other law firms for similar services, and the fees paid by the Company to Locke Lord Bissell & Liddell LLP in 2007 represented less than one percent of that firm’s revenues. Mr. LaBoon is compensated by Locke Lord Bissell & Liddell LLP on a fixed fee arrangement. While the relationship between the Company and Locke Lord Bissell & Liddell LLP was not required to be disclosed in the “Certain Transactions with Related Persons” section below, the Board still considered this relationship in connection with its analysis of director independence. Based on its review, the Board concluded that this relationship (i) was not material to the Company or Mr. LaBoon, (ii) does not interfere with the exercise of Mr. LaBoon’s independent judgment, and (iii) did not adversely impact the Board’s determination that Mr. LaBoon is independent.

Shareholder Communications with Directors

Shareholders or other interested parties can contact any director or committee of the Board by writing to them in care of Secretary, Sterling Bancshares, Inc., 2550 North Loop West, Suite 600, Houston, Texas 77092 or by sending an email to boardofdirectors@banksterling.com. Comments or complaints relating to the Company’s accounting, internal accounting controls or auditing matters will also be referred to members of the Audit Committee. Other concerns will generally be referred to the Corporate Governance and Nominating Committee. All complaints and concerns will be received and processed by the General Counsel’s office and will be delivered to the Board, Audit Committee or designated director, as applicable.

AUDIT COMMITTEE REPORT

Following a review by the Audit Committee, the chair of the Audit Committee, as representative of the Audit Committee, discussed the interim financial information contained in each quarterly earnings announcement with the Company’s Chief Financial Officer and independent registered public accounting firm prior to public release.

In discharging its oversight responsibilities with respect to the audit process, the Audit Committee approved the engagement of Deloitte & Touche LLP as the Company’s independent registered public accounting firm. In addition, the Audit Committee obtained from the independent registered public accounting firm a formal written statement describing all relationships between the independent registered public accounting firm and the Company that might bear on the auditor’s independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees.” The Audit Committee discussed with the independent registered public accounting firm any relationship that may impact their objectivity and independence and satisfied itself as to the auditor’s independence. In addition, the Audit Committee discussed with management, the internal auditors and the independent registered public accounting firm the quality and adequacy of the Company’s internal controls and the internal audit function’s organization, responsibilities, budget and staffing. The Audit Committee reviewed audit plans, audit scope, and identification of audit risks with both the Company’s independent registered public accounting firm and the internal auditors.

The Audit Committee discussed and reviewed with the independent registered public accounting firm all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees” and, with and without management present, discussed and reviewed the results of the independent registered public accounting firm’s examination of the financial statements. The Audit Committee also discussed the results of the internal audit examinations.

The Audit Committee reviewed and discussed with management and the independent registered public accounting firm the audited financial statements of the Company as of and for the fiscal year ended December 31, 2007 and the related management’s discussion and analysis of financial condition and results of operations prior to filing with the Securities and Exchange Commission. Management has the responsibility for the preparation, presentation and integrity of the Company’s financial statements and the independent registered public accounting firm has the responsibility for auditing the Company’s financial statements and expressing an opinion as to their conformity with generally accepted accounting principles in the United States.

Based on the above-mentioned review and discussions with management and the independent registered public accounting firm, the Audit Committee recommended to the Board that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2007, for filing with the Securities and Exchange Commission. The Audit Committee also appointed, subject to shareholder ratification, Deloitte & Touche LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2008, and the Board concurred in such recommendation.

Audit Committee:
G. Edward Powell, Chairman
Bruce J. Harper
Roland X. Rodriguez

This report by the Audit Committee shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Exchange Act, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically incorporates this information by reference.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S FEES

The following is a summary of the fees billed to the Company by Deloitte & Touche LLP for professional services rendered for the fiscal years ended December 31, 2007 and December 31, 2006:

Fee Table

	2007	2006
Audit Fees	$622,685	$593,147
Audit Related Fees	—	—
Tax Fees	$167,540	$257,415
All Other Fees	—	—

Total	$790,225	$850,562

Audit Fees.    Consists primarily of fees billed for professional services rendered by Deloitte & Touche LLP for the audit and quarterly reviews of the consolidated financial statements, statutory audits of subsidiaries required by governmental bodies, comfort letters, consents, assistance with and review of documents filed with the Securities and Exchange Commission and accounting and financial reporting consultations and research work necessary to comply with generally accepted accounting standards. In addition, the Audit Fees amount includes fees billed for professional services for the audit of internal control over financial reporting as required by the Sarbanes-Oxley Act of 2002.

Audit-Related Fees.    There were no fees billed in the fiscal years ended December 31, 2007 and December 31, 2006 for assurance and related services rendered by Deloitte & Touche LLP that are related to the performance of the audit or review of the Company’s financial statements but not reportable as Audit Fees.

Tax Fees.    Consists primarily of fees billed for professional services rendered by Deloitte & Touche LLP for tax compliance, tax advice, and tax preparation.

All Other Fees.    There were no fees billed for services rendered by Deloitte & Touche LLP not reportable as Audit Fees, Audit Related Fees or Tax Fees for either of the fiscal years ended December 31, 2007 or December 31, 2006.

Policy on Audit Committee Pre-Approval of Audit Services

The Audit Committee Charter provides that the Audit Committee is responsible for the pre-approval of all auditing services and permitted non-audit services to be performed for the Company by the Company’s independent registered public accounting firm, subject to the requirements of applicable law. In accordance with such law, the Audit Committee has delegated the authority to grant such pre-approvals to the Audit Committee chair, which approvals are then reviewed by the full Audit Committee at its next regular meeting. Typically, however, the Audit Committee itself reviews the matters to be approved. The procedures for pre-approving all audit and non-audit services provided by the Company’s independent registered public accounting firm include the Audit Committee’s review of a budget for audit services, audit-related services, tax services and other services. The budget includes a description of, and a budgeted amount for, particular categories of non-audit services that are anticipated at the time the budget is submitted. Audit Committee approval would be required to exceed the budgeted amount for a particular category of the services or to engage the Company’s independent registered public accounting firm for any services not included in the budget. The Audit Committee periodically monitors the services rendered by and actual fees paid to the Company’s independent registered public accounting firm to ensure that such services are within the parameters approved by the Audit Committee. All of the services reported in “Independent Registered Public Accounting Firm’s Fees” above were pre-approved by the Audit Committee or the chair of the Audit Committee.

EXECUTIVE OFFICERS AND OTHER SIGNIFICANT EMPLOYEES

The following sets forth certain information with respect to the current executive officers and other significant employees of the Company and the Bank.

Name	Age	Position
J. Downey Bridgwater	50	Chairman, President and Chief Executive Officer

Zach L. Wasson	54	Executive Vice President and Chief Financial Officer

Sonny B. Lyles	62	Executive Vice President, Chief Risk Officer and Chief Credit Officer

James W. Goolsby, Jr.	48	Executive Vice President, General Counsel and Secretary

C. Wallis McMath, Jr.	66	Executive Vice President and Chief Information Officer

Allen D. Brown	56	Executive Vice President of Specialized Banking and Investments

Wanda S. Dalton	58	Executive Vice President and Chief Human Resource Officer

Deborah A. Dinsmore	48	Executive Vice President and Director of Operations

Graham B. Painter	60	Executive Vice President and Director of Corporate Communications

John A. Rossitto	63	Executive Vice President and Chief Retail Banking Officer

Bruce R. Bradford	48	Regional CEO of the Bank—North Texas Region

Harry J. “Johnny” Brooks	49	Regional CEO of the Bank—North Houston Region

James A. Heaney	53	Regional CEO of the Bank—San Antonio Region

Travis L. Jaggers	59	Regional CEO of the Bank—Southeast Houston Region

Bob S. Smith	53	Regional CEO of the Bank—West Houston Region

Harold R. Wilson	62	Regional CEO and CEO, Bank of the Hills

Pamela H. Lovett	51	Senior Vice President, Business Development and Community Affairs

Christopher D. Reid	34	Vice President and Director of Investment Relations

J. Downey Bridgwater was elected Chairman of the Board of the Company in November 2005. Mr. Bridgwater has been President of the Company and the Bank since December 1997. In January 2002, Mr. Bridgwater assumed the additional role of Chief Executive Officer of the Company and the Bank.

Zach L. Wasson has been Executive Vice President and Chief Financial Officer of the Company since December 2006. From 1990 to December 2006, Mr. Wasson served as Chief Financial Officer and Treasurer of Trustmark Corporation, a multi-bank holding company headquartered in Jackson, Mississippi. Prior to his 16 year tenure at Trustmark, Mr. Wasson served as chief financial officer, treasurer and controller for other financial institutions. Mr. Wasson is a Chartered Financial Analyst® and a Certified Public Accountant.

Sonny B. Lyles has been Executive Vice President and Chief Credit Officer of the Company since May 2005. In November 2006, Mr. Lyles was also named the Chief Risk Officer of the Company. From March 2003 until April 2005, Mr. Lyles was Director of Risk Management for First American Bank in Bryan, Texas. From November 2001 through March 2003, he was Executive Vice President of Compass Bank in Birmingham,

Alabama, where he managed credit administration, loan review, portfolio analysis, and credit policies. Mr. Lyles previously held similar positions at Bank United in Houston and at other banks in Charlotte, North Carolina, Tulsa, Oklahoma and Jacksonville, Florida.

James W. Goolsby, Jr. has been Executive Vice President, General Counsel and Secretary of the Company since March 2001. From June 1999 through February 2001, Mr. Goolsby served as Vice President and Assistant General Counsel of the Company. Prior to joining the Company in June 1999, Mr. Goolsby was an associate with the law firm of Jackson Walker L.L.P.

C. Wallis McMath, Jr. has been Executive Vice President and Chief Information Officer since December 2006. Mr. McMath joined the Company in March 2006 as Senior Vice President and Chief Information Officer. From April 2005 through February 2006, Mr. McMath was a Senior Technology Officer for Citibank Texas in Bryan, Texas. From February 2000 until April 2005 he was Chief Information Officer for First American Bank in Bryan, Texas which was acquired by Citibank Texas.

Allen D. Brown has been Executive Vice President of Specialized Banking and Investments since January 2007. Mr. Brown joined the Company in December 2004 as Regional CEO of the Bank overseeing the Profit Centers. From September 2001 until July 2004, Mr. Brown served as CEO of Metrobank, N.A., and president of Metrocorp Bancshares, Inc., a Houston-based bank holding company. From October 1996 until August 2001, he served as president and CEO of Redstone Bank and Northwest Bank for the Redstone Companies.

Wanda S. Dalton has been the Executive Vice President and Chief Human Resource Officer since April 2001. From May 1999 to April 2001, Ms. Dalton was Vice President and Regional Human Resources Manager for Compass Bank with responsibility for employment and employee relations for Compass’ Houston and Central Texas operations.

Deborah A. Dinsmore has been Executive Vice President and Director of Operations since February 2006. From December 2001 through February 2006, Ms. Dinsmore served as Senior Vice President and Chief Information Officer of the Company. From November 1998 through November 2001, Ms. Dinsmore served as Vice President and Chief Technology Officer of the Company.

Graham B. Painter has been Executive Vice President of Corporate Communications since October 2002, and is responsible for the Bank’s public relations, community relations, advertising and employee communications. From 1996 until September 2002, he was Vice President of Public Affairs for CenterPoint Energy where he was responsible for electrical and natural gas related communications as well as international consulting.

John A. Rossitto has been Executive Vice President & CEO of Retail Banking (Personal Relationship Banking) of the Company since January 2006. From October 2004 until January 2006, Mr. Rossitto was Executive Vice President and Regional Retail Executive for the Houston Market for Trustmark National Bank. From February 1992 through September 2004, he was Senior Vice President and Market Manager of Retail Banking for Bank One.

Bruce R. Bradford has been serving as Regional CEO of the Bank for the North Texas Region since April 2007. From January 2005 until April 2007, Mr. Bradford served as Market President – Dallas for Frost Bank. From July 2003 until January 2005, Mr. Bradford was Senior Vice President, Manager of Corporate and Middle Market Banking for SouthTrust Bank in Dallas. From March 2000 until July 2003, Mr. Bradford was Senior Vice President and Group Sales Manager for Comerica Bank in Dallas.

Harry J. “Johnny” Brooks has been Regional CEO for the North Region, Houston since August 2007. From March 2007 until August 2007, Mr. Brooks was the Market Manager of Commercial Banking for the North Region, Houston. From May 2003 until March 2007, he was the organizing President and a director of Partners

Bank of Texas. From March 1997 until May 2003, Mr. Brooks was a Senior Vice President of Commercial Lending for Southwest Bank of Texas.

James A. Heaney has been Regional CEO of the Bank for the San Antonio Region since July 2007. Mr. Heaney was previously the Bank’s Market Manager of Commercial Banking for the region from November 2004 until July 2007. From May 2000 until November 2004, Mr. Heaney served as Chief Executive Officer of the San Antonio market for SunTrust Bank.

Travis L. Jaggers has been Regional CEO of the Bank for the Southeast Region, Houston, since October 2001. From January 1997 through September 2001, Mr. Jaggers was CEO of the Gulf Freeway, Spencer Highway and Deer Park banking centers.

Bob S. Smith has been Regional CEO of the Bank for the West Region, Houston, since January 2005. In December of 1999, Mr. Smith joined the Bank as a lender and then in August of 2000 became the CEO of the Highway 6 banking office. From 1995 until 1998, he served as an Institutional Fixed Income Broker and Investment Advisor for First Southwest Company.

Harold R. Wilson has been regional CEO and CEO-Bank of the Hills since the Company acquired Bank of the Hills in September 2006. From April 1998 until September 2006, Mr. Wilson was the President and CEO of Bank of the Hills, Kerrville, Texas.

Pamela H. Lovett joined Sterling Bank in February 2006 as Senior Vice President for Business Development and Community Affairs. She served as President of Economic Development for the Greater Houston Partnership from 1997 through 2005. Ms. Lovett began her career with AT&T in 1979, holding various sales and sales management positions with the company through 1997.

Christopher D. Reid has been Vice President of Investor Relations since December 2003. He joined the Company in November 1996 and served in the capacity of a commercial credit analyst and loan officer until December 2003. Mr. Reid is also licensed to practice law in the State of Texas.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview of Compensation Philosophy

The Company believes that compensation of its executive officers should reflect and support its strategic goals, the primary goal being the creation of long-term value for the Company’s shareholders while protecting the interests of the Company’s depositors. The Board of Directors seeks to ensure the Company’s comprehensive, competitive compensation program supports these goals. The Company attempts to attract and retain highly skilled, qualified individuals in a highly competitive market and to link rewards for performance with shareholder return on investment and the Company’s overall financial performance.

The Company relies on published external market surveys and the actual experiences of both internal and external recruiters in sourcing candidates and exit interviews with departing employees to determine appropriate base salaries. When offers are considered for potential candidates to fill vacant positions, base salary is determined based upon:

•	the needs of the Company;

•	the experience, talent and skills, current earnings, and stated salary requirements of the candidate;

•	the current base salaries of similarly situated individuals within the Company; and

•	the reported median salaries and salary ranges for the same or similar positions as published in recent survey data.

Base salaries reflect the competitive responsibilities relative to the position and take into account individual experience and performance as well as specific issues unique to the Company and to the external market.

In order to encourage and reward quality performance, the Company has developed a non-equity incentive program, which targets the market median as the desired level of short-term incentive compensation for executive officers. In developing this program, the Company evaluated:

•	market surveys;

•	benchmark data from peer banks;

•	the Company’s strategic initiatives; and

•	potential contribution to the profitability of the Company.

In order to retain key officers and to create a linkage between those key officers, Company performance and the shareholders’ interests, the Human Resources Programs Committee (“HRPC”) has developed a new long-term, equity-based incentive program that makes available incentive stock options and/or performance-based, phantom unit equity awards, which convert to common shares upon vesting. The Company’s long-term, equity-based incentive program is progressive with award levels increasing over a three-year phase-in period. For 2007, the grants available for executive officers were increased to make them more market competitive. When mature, the new long-term incentive program is designed so that 40% to 50% of total executive officer compensation will be equity-based.

In order to attract and retain key officers, the HRPC approved a Severance and Non-Compete Agreement for executive team members, regional or divisional production managers, and certain designated key company officials of entities that the Company acquires. In developing this program, the HRPC evaluated external practices, internal risk, and the desired retention of key officers by the Company. The Company has entered into a standard Severance and Non-Compete Agreement with members of the executive team. For executive officers, the Severance and Non-Compete Agreement is a condition of employment.

Role of Human Resources Programs Committee

The HRPC establishes, reviews, approves, and oversees all compensation and benefit policies, plans, and programs for the Company’s Named Executives (as defined in the “Summary Compensation Table”). The 2007-2008 HRPC consists of George Beatty, Jr., Chairman, Edward R. Bardgett, Anat Bird, and Raimundo Riojas E. The HRPC reviews and approves (i) a base salary structure that is designed to be competitive based upon comparisons of salary levels of executive officers of high performing banking organizations of similar size, (ii) a short-term cash incentive compensation program that strives to closely align compensation with individual contributions and the Company’s financial performance, and (iii) long-term, variable performance vesting equity awards granted in phantom units, which vest in common stock, or incentive stock options; both award types create linkage between individual contribution and shareholder interests. In order to assist in this compensation review and approval process, the HRPC utilizes data from an independent compensation consultant, as well as other available resources including proxy data from publicly traded banking organizations.

Role of Consultants

The HRPC has retained Stone Partners, an independent compensation consultant who reports directly to the HRPC on an on-going basis, to assist the HRPC in the evaluation of executive compensation by providing market data, best practices information, and other consulting services. Stone Partners provides benchmark data related to base compensation, short-term incentives and long-term incentives for executive officers of banks of similar size and business focus in the U.S. market as identified by the HRPC. Stone Partners does not perform any compensation services directly for the management of the Company without the knowledge and consent of the HRPC.

Peer Group/Benchmarking

The HRPC selects a peer group annually to benchmark executive compensation. The criteria that the HRPC considers in making the selection includes high performing, publicly traded US banks with $3-$10 billion in assets, similar business focus, a market cap of approximately $500 million or greater, and ROA of at least 1.00%, or a competitor bank within our geographic market. The “peer banks” which met the criteria at the time of selection by the HRPC in December 2006 are presented below. For comparison purposes, the following information regarding the peer group as of September 30, 2007 is presented based upon data provided by SNL Financial LC.:

Company Name	Ticker	EPS Growth (%)	ROAA(1) (%)	Total Assets ($000)	Market Capitalization ($M)	Geographic Market Competitor
		9/30/2007 LTM	9/30/2007 LTM	9/30/2007	9/30/2007	9/30/2007
1st Source Corporation	SRCE	-24.57	0.78	4,412,651	479.1
BancFirst Corporation	BANF	15.93	1.56	3,546,338	713.2
Chemical Financial Corporation	CHFC	-14.58	1.06	3,822,762	593.5
CoBiz Financial Inc.	COBZ	-5.00	1.06	2,277,123	364.4
Cullen/Frost Bankers, Inc.	CFR	2.37	1.61	13,166,681	3,093.6	X
CVB Financial Corp.	CVBF	-12.79	1.05	6,157,393	932.8
First Midwest Bancorp, Inc.	FMBI	5.38	1.42	7,884,345	1,581.0
Glacier Bancorp, Inc.	GBCI	6.78	1.50	4,700,257	1,039.8
Hancock Holding Company	HBHC	-19.73	1.35	5,906,053	1,187.8
IBERIABANK Corporation	IBKC	-4.01	0.97	4,821,544	617.0
MB Financial, Inc.	MBFI	-3.29	0.96	8,000,496	1,107.6
National Penn Bancshares, Inc.	NPBC	0.00	1.18	5,763,931	765.0
Park National Corporation	PRK	-7.00	1.50	6,511,136	1,059.6
Prosperity Bancshares, Inc.	PRSP	9.57	1.47	6,170,524	1,407.2	X
Provident Bankshares Corporation	PBKS	-22.22	0.94	6,364,010	750.0
S&T Bancorp, Inc.	STBA	6.70	1.68	3,361,746	782.9
Susquehanna Bancshares, Inc.	SUSQ	-25.00	0.87	8,723,949	978.9
Taylor Capital Group, Inc.	TAYC	-21.89	0.96	3,445,227	239.7
Texas Capital Bancshares, Inc.	TCBI	12.96	0.86	4,078,153	548.2	X
United Bankshares, Inc.	UBSI	12.74	1.47	7,685,688	1,368.1
United Community Banks, Inc.	UCBI	0.00	0.98	8,180,600	870.0
Western Alliance Bancorporation	WAL	-10.34	0.89	5,003,432	669.7
Mean		-4.45	1.19	5,908,365	961.33
Median		-3.65	1.06	5,834,992	826.49

Sterling Bancshares, Inc.	SBIB	14.06	1.23	4,440,177	881.9

(1)	Return on Average Assets

Alabama National BanCorporation, Chittenden Corporation, Community Banks, Inc., and First Charter Corporation were part of our original 2007 peer group, but since these organizations have been acquired or are being acquired, they have been deleted from the Company’s peer group. Other suitable banks are being evaluated by the HRPC for potential inclusion in our 2008 peer group.

In addition to peer group benchmarking, the HRPC has access to pertinent, recently published surveys from Watson Wyatt, McLagan Partners, Towers Perrin, Deloitte, and Janco.

Compensation Elements, Analysis and Results

The compensation program for the Company consists of various elements, including base salary, non-equity based compensation, equity-based compensation, benefits, and a severance plan. The HRPC believes that the various elements of the Company’s compensation program serve to support the overall program objectives of attracting, developing and retaining key employees in order to meet the Company’s strategic goals. The Company considers several factors in making decisions to materially increase or decrease compensation either at the individual level or at the organizational level. At the individual level, those items considered include employee performance, changes in scope of responsibility, changes in external market conditions and internal salary equity. At the corporate level, the primary drivers of change in the compensation program include external market factors, long-term strategic initiatives and overall Company performance.

The table below describes each element of the Company’s compensation program and its correlation to the Company’s compensation philosophy.

Compensation Element	Compete in the Market	Retain	Reward Short-Term Performance	Reward Long-Term Performance
Base Salary	X	X
Short-Term Incentive Plan	X		X
LTI(1) Performance-Based Phantom Share Awards	X	X		X
LTI(1) Incentive Stock Options	X	X		X
Other Compensation and Benefits Programs	X
Severance Plan	X	X

(1)	Long-Term Incentive Plan

Summary of 2007 Compensation Decisions

The HRPC applied the compensation principles described above in determining the compensation of the Named Executives in 2007. The decisions were made in the context of a tight banking labor market due to the movement of large out-of-state banking organizations into the Texas market and the number of start-up banks in the Company’s Texas markets.

In summary, the compensation decisions made during 2007 for the Named Executives were as follows:

•

For 2007, all five of the Named Executives were employed by the Company throughout the entire year. For those executive officers receiving base salary adjustments in 2007, the HRPC provided merit base salary adjustments averaging 7.02%.

•

For 2007, the Named Executives earned cash incentive payments averaging 70.25% of their base compensation. This calculation includes the 90.0% of base salary incentive payment earned by the Chief Executive Officer for 2007 performance.

•

For 2007, the Named Executives, including the Chief Executive Officer, received equity-based incentives under the terms of the 2007 Long-Term Incentive Stock Performance Program of 57,000 units divided equally into 28,500 performance-based phantom units that cliff-vest at the end of 2009 based upon the Company’s performance to the peer banks during the three-year period ending December 31, 2009, and 28,500 incentive stock options that time vest in equal increments over a three-year period. The exercise price of the stock options exceeded the market price at December 31, 2007. The value of the phantom stock units, if any, is based on the Company’s three year performance as of December 31, 2009 compared to the defined peer group, and therefore cannot be determined until such date. Prior to the adoption of the 2007 Long Term Incentive Stock Performance Program, Mr. Wasson was awarded a new hire grant of 15,000 stock units; one half vested immediately as common stock and the remaining 7,500 phantom units vest in equal increments over a four-year period. Additionally, both Mr. Lyles and Mr. Goolsby were each awarded 4,500 phantom stock units, which vest in equal increments over a four-year period.

•

For 2007, performance-based pay in total represented on average 93.82% of the base compensation actually paid to the Named Executives. For purposes of this calculation, performance-based pay is defined as incentive cash bonuses, both earned and guaranteed, and equity awards granted during 2007, both immediate grants, if any, and vesting grants, and in the case of the Chief Executive Officer, the 2007 accrual ($38,040) of the expense associated with that portion of the 187,500 phantom stock units awarded him under the terms of his 2007 Employment Agreement that are due to vest in common stock at the end of the 2007 Employment Agreement period. (See discussion of “Agreements, Employment Agreement - Chief Executive Officer” below.) As a result of this accrual for the phantom award contained in the 2007 Employment Agreement, the Chief Executive Officer’s 2007 performance-based pay as a percentage of his 2007 base salary is 97.63%.

•

For 2007-2009, the Chief Executive Officer entered into a new Employment Agreement effective January 1, 2007 (the “2007 Employment Agreement”). See discussion of “Agreements, Employment Agreement—Chief Executive Officer” below.

Direct Compensation

Base Salary.    In order to attract and retain the caliber of highly skilled, qualified bankers that the Company believes is necessary for continued growth, the Company targets base salaries to be between the 45th and 60th percentile. Base salaries for all Named Executives were reviewed during 2007 and adjustments were approved by the HRPC. Salary adjustments, if any, for executive officers typically take place on April 1st of each year. For all executive officers, other than the Chief Executive Officer, the HRPC considered the assessments and recommendations of the Chief Executive Officer, the dates and percentages of last increases, market and benchmark comparisons, the Company’s annual performance, individual executive officer performance, and the overall annual budget in approving base salary adjustments. The Chief Executive Officer’s annual base salary is determined by the Executive Committee of the Board based upon the overall performance of the Company, market and benchmark data, the HRPC’s recommendation, and the Board’s written evaluation of the Chief Executive Officer’s performance.

The Chief Executive Officer’s 2007 Employment Agreement provides for an annual review by the HRPC of Mr. Bridgwater’s base salary. Mr. Bridgwater’s 2007 base salary represents a 10.53% increase over the prior year’s salary of $475,000. This increase was largely the result of the examination of market data, the comparison of proxy information from the Company’s peer group, the evaluation of the Company’s performance related to peer and to the Strategic Plan, and the achievement under Mr. Bridgwater’s leadership of steadily increasing year-over-year earnings per share growth from continuing operations. On the basis of the HRPC’s review, the Named Executives’ base salaries as of December 31, 2007 reflect an average 6.23% increase over their collective base salaries as of December 31, 2006.

Base Salary Decisions.    There were a number of special base salary considerations in 2006 that resulted in adjustments being made at times other than the normal adjustment date of April 1st. As a result of these actions in 2006, only the base salaries of Mr. Bridgwater and Mr. McMath were adjusted in 2007 with the effective date of April 1st. Mr. Wasson assumed responsibility of the Chief Investment Officer at the beginning of 2007 and his base salary was adjusted effective January 1, 2007. Mr. Goolsby received a significant market/merit adjustment in November 2006. Consequently, it was decided that Mr. Goolsby’s 2007 salary review would be deferred until November 1, 2007, one year after the date of his 2006 increase. Mr. Lyles received a significant base adjustment effective November 1, 2006 when he was promoted to Chief Risk Officer while retaining the responsibilities of Chief Credit Officer, and it was agreed that there would be no further adjustment to Mr. Lyles’ base salary in 2007. All five Named Executives should return to a normal salary review cycle in 2008. The table below shows the base adjustments implemented in 2007:

Base Salary Adjustments

Name	2006 Base (1)	2007 Base (2)	Date of Increase	% Increase	Reason
J. Downey Bridgwater	$475.0	$525.0	4/1/07	10.53%	Merit/Market
Zach L. Wasson	$275.0	$300.0	1/1/07	9.09%	Added Responsibilities
Sonny B. Lyles	$300.0	$300.0	N/A	N/A	(3)
James W. Goolsby, Jr.	$250.0	$260.0	11/1/07	4.00%	Merit
C. Wallis McMath, Jr.	$225.0	$235.0	4/1/07	4.44%	Merit

(1)	As of December 31, 2006
(2)	As of December 31, 2007
(3)	Mr. Lyles received a 25% increase effective November 1, 2006, in conjunction with his promotion to Chief Risk Officer.

Annual Incentive Compensation.    Executive officers may earn an annual cash bonus based upon overall bank performance meeting or exceeding predetermined metrics approved by the HRPC, and the performance evaluation of the individual executive officer. The HRPC annually reviews survey data to determine an appropriate target bonus as a percentage of base salary for each executive officer. Additionally, the HRPC annually evaluates and approves the required ROA and EPS performance metrics using the Board approved Company budget. For 2007, the Company’s goals consisted of a return on assets (ROA) target and an earnings per share (EPS) target in lieu of the 2006 performance metrics of return on equity (ROE), earnings per share (EPS) growth, and core deposit growth.

Annual Incentive Compensation Performance Metrics

	Performance Targets
Plan Year	Return on Assets (ROA)	Return on Equity (ROE)	Earnings Per Share (EPS)	Core Deposit Growth
2007	1.20%	NA	$0.71	NA
2006	NA	12.93%	$0.66	11.1%

These changes in performance metrics were implemented after careful evaluation of the Company’s strategic plan and after an assessment of those items that the HRPC believed were of material concern to the shareholders. This analysis revealed that an ROE metric was not appropriate for the Company because of the Company’s desire to grow through prudent acquisitions when opportunities present themselves. It was further determined that while core deposit growth is desirable, the ability to influence this metric does not reside within each executive officer’s purview, nor does achievement of this single growth metric deliver a significantly better return to the shareholder than does achievement of other metrics such as loan growth and growth in non-interest income. For these reasons, it was determined that the Company’s achievement of performance metrics relative to the annual approved budget in terms of both return on assets and earnings per share more closely align non-equity incentive compensation for executive officers with shareholder interests.

Under the terms of the non-equity based incentive program, the executive officer’s base salary is multiplied by the target bonus percentage. The Company’s performance on ROA and EPS is then compared to the HRPC approved, performance chart below, as is the annual evaluation of the executive officer. The points related to achievement in each of the three areas are accumulated and converted into a percentage of bonus payout by which the calculated target bonus is adjusted.

Annual Incentive Levels as a Percent of Base Salary (1)

Name	Position	Threshold	Target	Max
J. Downey Bridgwater	Chairman, President & Chief Executive Officer	15%	60%	120%
Zach L. Wasson	Executive Vice President and Chief Financial Officer	13%	50%	88%
Sonny B. Lyles	Executive Vice President and Chief Risk Officer and Chief Credit Officer	13%	50%	88%
James W. Goolsby, Jr.	Executive Vice President and General Counsel	11%	45%	79%
C. Wallis McMath, Jr.	Executive Vice President and Chief Information Officer	9%	35%	61%

(1)	For all positions, external resources used were Watson/Wyatt—Financial Institutions Commercial Banks—$2.9B to $9.9B and Watson/Wyatt—All Commercial Banks. For Chief Information Officer, additional data was obtained from Janco IT Survey

Annual Incentive Plan Performance Measures for 2007

Return on Assets
Goal Level	Performance	Points Awarded
Threshold	1.18% to less than 1.20%	1
Target	1.20% to less than 1.22%	2
Max	1.22% and above	3

Earnings Per Share
Goal Level	Performance	Points Awarded
Threshold	$0.66 to less than $0.71	1
Target	$0.71 to less than $0.75	2
Max	$0.75 and above	3

Annual Job Performance Evaluation
Goal Level	Performance	Points Awarded
Threshold	Acceptable	1
Target	Meets Expectations	2
Max	Above Expectations	3

How Points Earned For the Year Tie to Incentive Payouts

Total Points Earned for All Three Measures	Bonus Payout Result
Less than 3 points	No Payout
3 points (Threshold)	25% of Target
4 points	50% of Target
5 points	75% of Target
6 points (Target)	Target Bonus Paid
7 points	125% of Target
8 points	150% of Target
9 points for Non-CEOs (Max)	175% of Target
9 points for CEO (Max)	200% of Target

Annual Incentive Compensation Decisions.    For 2007, the Named Executives’ bonuses were determined by the Company’s level of achievement in the areas of: (i) return on assets, and (ii) earnings per share, together with the Chief Executive Officer’s evaluation of individual performance. The Chief Executive Officer’s bonus was determined by the same performance metrics, but the performance evaluation was completed by the Board. The established Company targets were approved by the Board and were considered as aggressive and required a substantial effort on the part of the Named Executives because of the competitiveness in the markets, signs of potential uncertainty in the national economy, and the challenges in growing organically and through acquisition while managing to a lower efficiency rating. Based on the Company’s 2007 achievement of a return on assets of 1.22% and earnings per share of $.72, the Named Executives received a multiple of their target bonuses, which ranged from 43.75% to 90% of their 2007 base salaries. These 2007 annual performance bonuses are to be paid no later than March 15, 2008.

Performance Results for the Two 2007 Bank-Wide Goals

Performance Measure	Target	Actual Results	Points Earned
Earnings Per Share	$0.71 to less than $0.75	$0.72	2
Return On Assets	1.20% to less than 1.22%	1.22%	3

Total Points Earned for Bank-Wide Goals			5

Under the 2007 Employment Agreement (See discussion of “—Agreements—Employment Agreement-Chief Executive Officer” below), any annual bonus earned by Mr. Bridgwater becomes payable no later than March 15th of the following year. The criteria for determining the amount of the annual bonus was modified in the 2007 Employment Agreement for reasons discussed above in the Annual Incentive Compensation section. The tables provided in that discussion are used to determine annual performance bonuses for all of the Named Executives for 2007.

The table below shows the 2007 annual incentive payments earned by the Chief Executive Officer and the other Named Executives under the new performance metrics.

Payout Results of the 2007 Annual Incentive Plan

		Payouts as a Percent of Base Salary
Name	Position	Target Payout	Actual Payout	Earned Incentive ($)
J. Downey Bridgwater	Chairman, President & Chief Executive Officer	60%	90%	$472,500
Zach L. Wasson	Executive Vice President and Chief Financial Officer	50%	75%	$225,000
Sonny B. Lyles	Executive Vice President, Chief Risk Officer and Chief Credit Officer	50%	75%	$225,000
James W. Goolsby, Jr.	Executive Vice President and General Counsel	45%	67.5%	$169,875
C. Wallis McMath, Jr.	Executive Vice President and Chief Information Officer	35%	43.75%	$102,813

Additionally, in 2007, the Company paid the Chief Executive Officer a one-time tax equalization bonus of $168,386.84 to cover any federal and state tax liability associated with the exercise of 88,241 options to purchase shares of the Company’s common stock. The Board adopted an aggressive equity ownership program in January 2007. Under the terms of this program, Mr. Bridgwater is expected to possess stock in the Company that would be valued at five times his base pay by 2012. Mr. Bridgwater had a number of incentive stock options that had been granted to him almost ten years ago and that were going to expire at the end of 2007. The HRPC believed it was in the best interest of the shareholders to facilitate Mr. Bridgwater’s ability to purchase and retain as many of the expiring options as possible.

Long-Term Incentive Compensation.    Under the terms of the new 2007 Long-Term Incentive (LTI) Stock Performance Program (the “Program”) effective September 1, 2007, each executive officer position and the position of Chief Executive Officer, is eligible for a specific, progressive target award established in relationship to external market, internal equity, and affordability. The HRPC has the discretion to increase or decrease award amounts. All stock awards at the executive Program level are comprised of 50% performance-based phantom stock units and 50% incentive stock options. All of the stock available for award in this Program is part of the shareholder-approved 2003 Stock Incentive and Compensation Plan.

The achievement metrics for the performance-based phantom stock units are average return on assets and average earnings per share growth over a three-year performance vesting period relative to the peer group of financial institutions described in the “Peer Group Benchmarking” above. The three-year performance vesting period is measured in calendar years, with the first year of the performance vesting period being the year in which the award is granted. The three year performance metrics and the peer group designation are subject to annual approval by the HRPC. Performance results are scaled so that recipients can receive:

•	no award if minimally acceptable results are not achieved;

•	a partial award in the event that minimally acceptable results, but not desired results are achieved;

•	a full award if the desired results are achieved; or

•	an enhanced award in the event that better than the desired results are achieved.

The phantom stock portion of the award cliff vests at the end of the three-year period and only to the extent that average comparative performance metrics at the end of that three-year period have been achieved. Prior to vesting, phantom shares are not entitled to dividends or voting rights. At the time of vesting, one phantom stock unit yields one share of Company common stock. The table below illustrates the vesting potential for the performance-based phantom units based upon the Company’s combined performance metrics relative to the designated peer group over a three-year period:

STERLING BANCSHARES, INC.

PERFORMANCE BASED PHANTOM STOCK UNITS VESTING TABLE

Return on Assets Sterling Bank Performance Vs. PEERS		Earning per Share Growth Sterling Bank Performance Vs. PEERS		Percent of award based on performance results
Percentile Rank	Percent of PSU Vested	Percentile Rank	Percent of PSU Vested
0-29.99%tile	0%	0-29.99%tile	0%	0%
30-34.99%tile	10%	30-34.99%tile	10%	20%
35-39.99%tile	25%	35-39.99%tile	25%	50%
40-49.99%tile	40%	40-49.99%tile	40%	80%
50-64.99%tile	50%	50-64.99%tile	50%	100%
65-74.99%tile	75%	65-74.99%tile	75%	150%
75%tile or higher	100%	75%tile or higher	100%	200%

The incentive stock options are intended to comply with the requirements of Section 422 of the Internal Revenue Code of 1986, as amended, or any successor section of the Code, so as to entitle the recipient to favorable tax treatment. The incentive stock options time vest in equal increments over a three-year period and vest independently from the performance-based phantom stock units. Vested, but unexercised options, expire 10 years after the date of the grant, or thirty-days following termination of the recipient’s employment. Each new award is treated separately for vesting purposes.

An equity award recipient must remain continuously employed by the Company through the vesting date of the award. In the case of the phantom stock units, the vesting date is the date, following the end of the third calendar year after which the phantom stock units were issued, on which comparative peer data for the completed third calendar year is available and analyzed. In the event of a change in control, any unvested equity awards granted under this program shall be accelerated to vest. In the case of phantom stock units, the accelerated vesting will yield an award not to exceed 100% of the original grant. A new equity award may be granted each calendar year, and each annual grant of phantom stock units is subject to performance metrics at the end of the new three-year period.

The value or lack of value realized from at-risk awards granted in prior years is not taken into account by the HRPC in the process of setting compensation for the current year. The HRPC believes that doing so would be inconsistent with the underlying reasons for the use of at-risk compensation. If current year awards were increased to recover from below-target performance in prior years or decreased to account for above-target performance in prior years, the HRPC would be diluting or eliminating the link between performance and reward. Recipients would have little incentive to improve performance if it meant decreased target awards in the future, or if the negative consequences for poor performance would be cushioned by increases in the target value of future awards. Additionally, the value realized from equity-based awards granted in prior periods depends in large measure on when the recipient decides to realize that value by exercising options or by selling vested shares of stock. The HRPC does not believe it would be appropriate to adjust future grants in light of these types of individual decisions.

Long-Term Incentive Compensation Decisions.    At the time of the December 15, 2006, HRPC meeting and prior to the adoption of the 2007 Long-Term Incentive Program, the HRPC approved special stock grants effective January 1, 2007 for three of the five Named Executives. As a new hire, Mr. Wasson received a grant of 15,000 stock units of which 7,500 was an immediate common stock grant under the terms of his severance and non-competition agreement and the remaining 7,500 phantom units were for retention purposes and vest in equal increments annually over a four-year period. Both Mr. Lyles and Mr. Goolsby received special phantom grants of 4,500 units each, which vest in equal increments over a four-year period. These special stock awards were in recognition of the significant improvement in the Company’s overall asset quality and the quality work done on merger and acquisition negotiations respectively.

Later in 2007, the Company implemented the 2007 Long-Term Incentive (LTI) Program and granted a total of 57,000 stock awards to the five Named Executives. These awards were divided equally between 28,500 incentive stock options and 28,500 phantom units, which vest over a three-year period. The vesting schedule for the phantom units is based upon the scaled comparative performance metrics for return on assets and earning per share growth at the end of the three-year period ending December 31, 2009, and yields shares of the Company’s common stock upon vesting. The incentive stock options that were awarded will time vest in equal increments over a three-year period.

Name	2007 Total LTI Award	Performance- Based Phantom Stock Units	Immediate Vesting Grant	Time-Vesting Incentive Stock Options
J. Downey Bridgwater	25,000	12,500		12,500
Zach L. Wasson	24,000	12,000	7,500	4,500
Sonny B. Lyles	13,500	9,000		4,500
James W. Goolsby, Jr.	9,500	7,000		2,500
C. Wallis McMath, Jr.	9,000	4,500		4,500

Indirect Compensation

Various employee benefits assist the Company in attracting and retaining employees in a competitive labor market. The HRPC reviews benefit plans annually. The HRPC may recommend that the Company implement certain changes to existing plans or adopt new benefits. The HRPC strives to meet the market median with respect to the Company’s benefits and strives to limit the number of “special” executive programs.

Health and Welfare Benefits.    The Company offers a standard range of health and welfare benefits to all employees including executive officers. The benefits include: medical, prescription drug, vision and dental coverages, life insurance, accidental death and dismemberment, business travel and accident, long-term disability insurance, flexible spending accounts, health savings accounts and various voluntary programs including long-term care insurance. Executive officers participate in these employee benefit plans on the same terms as similarly situated, non-executive employees.

Employee Savings Plan.    The Company believes that creating an opportunity for financial security during retirement is an important component in employee engagement and retention. To that end, the Company’s Named Executives (as defined in the “Summary Compensation Table”), participate in the Company-wide Employee Savings Plan (the “Savings Plan”). This Savings Plan consists of two components—a 401(k) component and a profit sharing component. The 401(k) plan allows employees to defer up to 25% of their eligible income, and the Company matches the employee contribution at $.50 on the $1.00 for the first 6% of eligible compensation that an employee may elect to contribute to the Savings Plan. The Company’s matching contribution is made each payroll period and is invested in shares of its common stock. The Company funds the profit sharing component at 5% of the Company’s pre-tax income if the Company meets or exceeds the return on assets (ROA) and earnings per share (EPS) growth targets that are approved by the Board in the annual budgeting process. Should the Company achieve one of the metrics, but not the other, then 2.5% of the bank’s pre-tax income will be used to fund the pool for the profit sharing component. This pool is then reduced by the amount that the Company contributed to the Savings Plan related to the employer matching 401(k) contributions. The remaining pool is paid into the Savings Plan accounts of all eligible participants equitably as a percent of salary.

All of the Named Executives, including the Chief Executive Officer, are eligible to participate on the same basis as any other employee in both the 401(k) employer match component and the profit sharing component of the Savings Plan. Regulatory restrictions and plan terms are equitably applied to all plan participants. The amounts contributed to the Savings Plan on behalf of the Named Executives are nominal when evaluated as a percentage of base salary. The contributions are listed in the All Other Compensation – Supplemental Table following the Summary Compensation Table below.

Deferred Compensation Plan.    Consistent with the Company’s desire to provide retirement savings opportunities for our employees, in 1996 the Company adopted the Sterling Bancshares, Inc. Deferred Compensation Plan (the “Deferred Compensation Plan”). The Deferred Compensation Plan enables eligible participants, including our Named Executives, to make an election, prior to the beginning of each calendar year, to defer from 5% up to 90% of their base salary/commissions, annual bonus, and/or special bonus awards, if any. While a participant is 100% vested in all deferrals, the deferrals are treated as unsecured liabilities of the Company.

The Deferred Compensation Plan was amended October 1, 2007, so that deferred amounts are indexed to one or more hypothetical or “deemed” investments individually chosen by the participant from the hypothetical investment funds under the Plan, which, with the exception of targeted retirement funds, mirror the investment options under the Company’s 401(k) plan. Prior to October 1, 2007, the Deferred Compensation Plan was unfunded, and the Company paid interest on any deferred amounts. The HRPC set the interest rate for the unfunded plan annually based upon the year-to-date, 10-year average Treasury rate. The interest rate for the unfunded plan (01/01/2007 through 09/30/2007) was set at 5.30%, 50 basis points above the year-to-date, 10-year average Treasury rate at the time of the September 29, 2006 meeting.

The amount of contribution made by the Company on behalf of the Named Executives was limited to interest only on the Named Executives’ Deferred Compensation Program balances, if any. The amount of interest was paid by the Company only through September 30, 2007, due to the plan revision discussed above. The amounts contributed to the Deferred Compensation Plan on behalf of the Named Executives was nominal when evaluated as a percentage of base salary.

Stock Purchase Plan.    The 2004 Employee Stock Purchase Plan allows all employees who are employed for more than 20 hours per week and meet the minimum length-of-service requirements of three months, including our Named Executives, to participate in a stock purchase program by authorizing the Company to withhold a fixed dollar amount from each payroll to purchase common stock at a 10% discounted price. The Employee Stock Purchase Plan is subscribed through payroll deductions which may not exceed 10% of the eligible employee’s compensation. The purchase price for shares available under the Purchase Plan is 90% of the lower of the fair market value on either the first or last day of each quarter.

Severance and Non-Competition Agreements.    Severance and non-competition agreements exist with four of the five Named Executives including: Mr. Wasson, effective December 4, 2006; Mr. Lyles, effective May 2, 2005; Mr. Goolsby effective June 1, 2004; and Mr. McMath, effective March 1, 2006. Pursuant to their respective agreements and in consideration of the covenants contained in each agreement, Mr. Wasson was granted 7,500 shares of the Company’s common stock, effective January 1, 2007, with a tax equalization bonus to cover his tax obligation on the shares and a $50,000 execution bonus. Mr. Lyles was granted 12,000 common shares, 4,500 of which vest over a four-year period, and a $75,000 execution bonus; Mr. Goolsby was granted 3,000 common shares; and Mr. McMath was granted 7,500 common shares with a tax equalization bonus to cover his tax obligation on the shares and a $50,000 execution bonus. Severance and non-competition components were also incorporated into Mr. Bridgwater’s 2007 Employment Agreement, which is discussed below.

In general, the Severance and Non-Compete Agreement prohibits the Named Executive from working for a competitor within a defined territory for a period of twelve months after leaving the employment of the Company, prohibits the solicitation of customers and/or employees from the Company, and binds the Named Executive to protect the Company’s confidential information. These agreements provide for the following severance payments and benefits upon a termination of employment under the circumstances described below: (i) two years’ base pay payable in equal installments in accordance with the Company’s regular pay period; (ii) an annual bonus for two years in an amount equal to the highest annual bonus paid to the respective Named Executive during the three years preceding termination or change in control (as defined in the agreement); (iii) continued eligibility for Company perquisites, welfare and life insurance benefit plans, to the extent permitted, and in the event participation is not permitted, payment of the costs of such welfare benefits for a period of two years following termination of employment; (iv) payment of up to $20,000 in job placement fees; and; (v) to the extent permitted by law or the applicable plan, accelerated vesting and termination of all forfeiture provisions under all benefit plans, options, stock grants or other similar awards.

To become eligible for such severance benefits, either (i) the Company must terminate the Named Executive’s employment prior to any change in control for any reason other than cause, disability (as such terms are defined in the agreement) or death; or (ii) following a change in control, either the Company (or its successor) for any reason other than cause, disability or death, or the Named Executive for good reason (as defined in the agreement), terminate the Named Executive’s employment within two years of the change in control, or the Company (or its successor) otherwise terminate the Named Executive’s employment after such two year period for any reason other than cause, disability or death.

See the Severance Benefits Table under “Potential Payments Upon Termination or Change in Control” below for the value associated with the severance arrangements of the Named Executives.

Perquisites and other Personal Benefits.    In order to attract and retain key officers, the HRPC approves certain perquisites for those officers whose job duties or positions justify a business need for such items. Perquisites for certain executive officers include Company-owned vehicles or fixed monthly mileage allowance, monthly club membership dues, annual physical exams, and relocation expenses when warranted. In developing our guidelines for the administration of these various programs, the Company evaluates its internal practices in relation to those of other financial institutions. Additionally, the Company looks at the job requirements of various positions and the anticipated business use of such perquisites. See “Summary Compensation Table” for values associated with these perquisites and other personal benefits for the Named Executives.

Bank-owned vehicles or fixed mileage allowance.    All of the Named Executives receive either a bank-owned vehicle or a fixed mileage allowance. The direct or imputed income associated with this benefit is nominal when evaluated as a percentage of the Named Executive’s base salary. The income associated with the perquisite is listed in the All Other Compensation—Supplemental Table following the Summary Compensation Table below.

Relocation.    One of the Named Executives, Mr. Wasson, joined the bank at the end of 2006, but he did not physically relocate to Houston until 2007. Mr. Wasson received a comprehensive relocation package, which included a bonus to cover the tax liability associated with his relocation package. Information regarding the cost of Mr. Wasson’s relocation is provided in the All Other Compensation—Supplemental Table following the Summary Compensation Table below.

Club Memberships.    All of the Named Executives are eligible to receive reimbursement of monthly club membership dues to a social club suitable for entertaining customers and prospects. The costs associated with this perquisite is nominal when evaluated as a percentage of base salary. See the All Other Compensation— Supplemental Table following the Summary Compensation Table below.

Executive Compensation Policies

Equity Ownership Guidelines.    Because the Company believes that it is vitally important to ensure that key officers and directors have a personal wealth interest in the performance of the Company, the HRPC developed equity ownership guidelines for the executive team and worked with the Corporate Governance and Nominating Committee to develop equity ownership guidelines for directors as well. These equity ownership guidelines received approval from the Board at its January 2007 meeting.

Equity ownership guidelines require that executive team members own Sterling Bancshares common stock as a multiple of base salary. Executive team members have five years from their date of hire, date of promotion, or from the Board approval of these guidelines (January 2007), whichever occurs later, in which to achieve the required equity ownership. For purposes of determining stock ownership, unvested phantom grants (at target grant levels) are included as are shares held in the Employee Savings Plan, the Deferred Compensation Plan, and the Employee Stock Purchase Plan. Stock options are not included. Ownership requirements as a multiple of base salary are as follows:

•	J. Downey Bridgwater—Five times base salary

•	All Other Named Executives—Three times base salary

At this time, none of the Named Executives meet the equity ownership guidelines; however, they have four years remaining in which to do so.

Equity ownership guidelines require that non-employee directors own the Company’s common stock valued at a minimum of $100,000. Non-employee directors have three years from the date of their election to the Board or three years from the approval of these guidelines (January 2007), whichever occurs later, in which to achieve the required equity ownership.

The HRPC reviews individual compliance with the established equity ownership guidelines in conjunction with preparation of the Company’s annual proxy statement.

Securities Trading Policy.    The Board has adopted an Insider Trading and Confidentiality Policy. The provisions of this policy expressly prohibit directors, officers or other employees from trading, either directly or indirectly, after becoming aware of material nonpublic information related to the Company. To further ensure adherence with this policy, guidelines have been established for blackout periods and for appropriate disclosure of internal information to external parties. The insider trading policy provides guidance as to what constitutes material information and when information becomes public. The insider trading policy addresses transactions by family members and under Bank plans, as well as other transactions which may be prohibited, such as: short- term trading, short sales, publicly trading in options, hedging transactions, margin purchases, and post-termination transactions. The policy discusses the consequences of an insider trading violation, additional trading restrictions, and certain reporting requirements applicable to directors, officers and designated key employees. The Company’s General Counsel or the Chief Financial Officer offers direction to employees on compliance with this policy. The policy requires all senior officers, including all Named Executives, to provide annual, written certification of their understanding and intent to comply with the policy.

Recoupment of Equity Awards Policy.    The Chief Executive Officer’s 2007 Employment Agreement provides that in the event Mr. Bridgwater receives stock in conjunction with the evaluation of the Company’s performance and the Company subsequently has to file a formal restatement with the SEC, and as a result of the restatement, the Board determines that some portion of Mr. Bridgwater’s stock award was not properly vested due to a change in actual performance metrics, the Company is entitled to recoup the excess equity award.

Policy on the Re-pricing of Stock Options.    Stock Options are granted at the fair market value on the date of the grant and are not subject to re-pricing.

Policy on Timing Stock Award.    The timing of stock awards under an established plan must be consistent with program guidelines. In almost every instance, the HRPC will approve any stock award prior to the granting of such an award. Stock option awards must be approved by the HRPC and should always be dated subsequent to the HRPC approval date.

Policy on Hedging the Economic Risks of Equity Ownership.    There is no policy regarding hedging the economic risks of equity ownership for the executive team or directors of the Company, and the Company does not engage in this practice.

Recoupment of Incentives Policy.    The Chief Executive Officer’s 2007 Employment Agreement provides that in the event Mr. Bridgwater receives payment of performance-based cash bonuses and the Company subsequently has to file a formal restatement with the SEC, and as a result of the restatement, the Board determines that some portion of Mr. Bridgwater’s performance-based cash award should not have been paid due to a change in actual performance metrics, the Company is entitled to recoup the excess cash award.

Policy on Deductibility of Compensation Over $1 Million.    Unless compensation is performance based, Section 162(m) of the Internal Revenue Code, enacted in 1993, imposes a limit of $1 million on the amount that a publicly held corporation may deduct in any year for the compensation paid or accrued with respect to its chief executive officer and each of its four other most highly compensated executive officers. None of the Company’s executive officers currently receives non-performance based compensation exceeding the limits imposed by Section 162(m). While the HRPC cannot predict with certainty how the Company’s executive compensation might be affected in the future by Section 162(m) or applicable tax regulations issued, the HRPC intends to try to preserve the tax deductibility of all executive compensation while maintaining the Company’s executive compensation program as described in this Compensation Discussion and Analysis.

Policies on the Impact of Accounting/Tax Treatments on any Elements of Compensation.    The Company’s stock-based compensation policy applies to all forms of stock-based compensation including stock options, restricted stock units, shares acquired under the Employee Stock Purchase Plan and performance based phantom units. All stock-based compensation is accounted for under the fair-value method as required by generally accepted accounting principles in the United States. The expense associated with stock based compensation is recognized over the vesting period of each individual arrangement.

The fair value of each stock option award is estimated on the date of grant using a Black-Scholes-Merton option valuation model. The fair value of restricted stock and phantom stock units is based on the fair value at the date of grant. The fair value of each performance based share unit is estimated based on expected performance goals being attained and using the current public market price of the Company’s common stock at the end of each reporting period.

Compensation expense associated with the Employee Stock Purchase Plan is determined using a Black-Scholes-Merton option pricing formula.

Agreements

Employment Agreement—Chief Executive Officer

The Chairman, President and Chief Executive Officer of the Company, J. Downey Bridgwater, is the only executive officer with an employment agreement. The 2007 Employment Agreement with Mr. Bridgwater was entered into effective January 1, 2007 and extends through December 31, 2009, subject to earlier termination under certain circumstances. Prior to the execution of the 2007 Employment Agreement, Mr. Bridgwater had executed an Employment Agreement, dated January 1, 2006 (the “2006 Employment Agreement”), that was in effect and was utilized as the basis for determining any performance bonus earned during fiscal year 2006 that would have been paid during fiscal year 2007.

Mr. Bridgwater’s 2007 Employment Agreement provides for a base salary of $525,000 effective April 1, 2007 and subject to annual review by the HRPC, which may recommend to the Board of Directors an increase in the base salary if it is determined to be appropriate. In determining the amount and form of Mr. Bridgwater’s annual base salary, bonus and contributions for fiscal year 2007, the HRPC took into account the Company’s financial performance during 2006 and the satisfaction of certain financial goals for such period, the effectiveness and quality of Mr. Bridgwater’s leadership of the Company in a difficult interest rate environment and, in particular, Mr. Bridgwater’s ongoing efforts to implement the Company’s business and growth strategies. The Company believes that Mr. Bridgwater’s total compensation is reasonable and competitive based upon compensation survey data and comparable performance information.

The 2007 Employment Agreement entitles Mr. Bridgwater to an annual performance bonus described in the “Annual Incentive Compensation” above. The 2007 Employment Agreement reaffirmed the granting of the 187,500 phantom stock units awarded Mr. Bridgwater under the terms of the 2006 Employment Agreement. However, while the vesting date (December 31, 2009) for these phantom stock units to vest remains unchanged, the performance period has been shortened to three years as a result of the restatement of Mr. Bridgwater’s Employment Agreement, and the phantom stock units will now vest based on the Company’s performance compared to its peer group from January 1, 2007, through December 31, 2009. The metrics used are the same as those used under the Company’s Long Term Incentive (LTI) Stock Performance Program (see discussed in the analysis of the Compensation Elements, specifically the “Long-Term Incentive Compensation” section above). The Company will issue one Bonus Share (common stock share) under the 2003 Stock Incentive and Compensation Plan for each vested phantom stock unit. Additionally, the vesting is dependent upon Mr. Bridgwater remaining continuously employed by the Company during this period of the 2007 Employment Agreement which extends his employment contract through December 31, 2009 except in the event of a change in control, in which case the 187,500 phantom stock units will immediately vest.

In the event the Chief Executive Officer receives performance-based cash bonuses or phantom stock units and there is a subsequent restatement of the Company’s previously filed financial statements, the result of which is that it is determined that some portion of the performance-based cash bonuses or phantom stock units should not have been paid based upon the restated performance results, the Chief Executive Officer must return such performance-based cash bonuses or phantom stock units to the Company.

Mr. Bridgwater’s 2007 Employment Agreement contains provisions for severance payments in the case of Mr. Bridgwater’s termination of employment prior to the expiration of the employment term. If the Company terminates Mr. Bridgwater’s employment without cause, or if Mr. Bridgwater voluntarily terminates his employment based on a material breach by the Company of a material provision of the 2007 Employment Agreement prior to the expiration of the employment term and prior to a change in control, the Company will be obligated to make a lump sum cash payment in an amount equal to the aggregate base salary that Mr. Bridgwater would have earned during the remainder of the employment term and to continue the provision of benefits, including a car allowance, health and welfare benefits, club dues, banking services without service charges, participation in the Company’s deferred compensation, employee stock purchase, and employee savings plan programs, payment of up to $50,000 for job placement efforts, and immediate vesting in all Company plans that require a vesting period, through the employment term of his 2007 Employment Agreement. Mr. Bridgwater will also be entitled to receive a pro rata portion of the 187,500 performance shares he is entitled to receive on January 1, 2010 as follows:

Year of Termination of Employment	Cumulative Bonus Shares Issued

2007	62,500
2008	125,000
2009	187,500

At the time of a change in control, the Company or the successor company will be obligated to pay Mr. Bridgwater a lump sum cash payment equal to three times his base salary and cash bonus as calculated pursuant to the 2007 Employment Agreement and will be obligated to continue benefits through the remainder of the employment term or three years after the change in control, whichever is greater. Furthermore, if there is a change in control prior to the expiration of the employment term, Mr. Bridgwater’s right to receive the 187,500 performance shares of common stock previously referenced shall automatically accelerate.

Pursuant to his 2007 Employment Agreement, Mr. Bridgwater is prohibited from working for a competitor within a defined territory for two years after leaving the employment of the Company, prohibited from soliciting any employees or customers from the Company, and charged with responsibility to maintain the confidentiality of Company information.

Report of the Human Resources Programs Committee

The Human Resources Programs Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with the management of the Company. Based on this review and discussion, we recommend to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement for the Meeting.

Human Resources Programs Committee:
George Beatty, Jr., Chairman
Edward R. Bardgett
Anat Bird
Raimundo Riojas Encinas

Summary Compensation Table

The following table sets forth the compensation of (i) the Chief Executive Officer of the Company, (ii) the Chief Financial Officer of the Company, and (iii) the other three most highly compensated executive officers of the Company or the Bank who were serving as executive officers at the end of 2007 (collectively, the “Named Executives”) for the year ended December 31, 2007.

Name and Principal Position	Year	Salary ($)		Bonus ($)			Stock Awards ($)(1)		Option Awards ($)(2)		Non-Equity Incentive Plan Compensation ($)(3)		All Other Compensation ($)(7)		Total ($)
J. Downey Bridgwater Chairman, President and Chief Executive Officer	2007 2006	$ $	512,500 462,500		—		$ $	38,040 720,169	$ $	765 2,036	$ $	472,500 118,750	$ $	204,689 33,410	$ $	1,228,494 1,336,865

Zach L. Wasson Executive Vice President and Chief Financial Officer	2007 2006	$ $	300,000 22,035	$ $	25,000 50,000	(4)		$119,343 —		$1,180 —		$225,000 —	$ $	216,389 1,115	$ $	886,912 73,150	(5)

Sonny B. Lyles Executive Vice President, Chief Risk Officer and Chief Credit Officer	2007 2006	$ $	300,000 246,250	$	— 76,213		$ $	47,137 44,225		$1,180 —	$ $	225,000 25,000	$ $	34,703 44,938	$ $	608,020 436,626

James W. Goolsby, Jr Executive Vice President and General Counsel	2007 2006	$ $	251,666 223,166	$ $	35,000 37,918	(6)	$ $	46,482 47,961		$656 —		$169,875 —	$ $	42,510 59,282	$ $	546,189 368,327

C. Wallis McMath, Jr Executive Vice President and Chief Information Officer	2007 2006	$ $	232,000 187,500	$	— 50,000		$ $	24,657 97,924		$1,180 —	$ $	102,813 26,250	$ $	43,724 174,668	$ $	404,374 536,342

(1)	The amounts in this column reflect the dollar amount recognized for financial statement reporting purposes for the fiscal years ended December 31, 2006, and 2007, in accordance with FAS 123(R) of awards pursuant to the 2003 Plan and thus may include amounts from awards granted in and prior to 2006. Assumptions used in the calculation of these amounts are included in footnote 14 of the Company’s audited financial statements for the fiscal years ended December 31, 2006, and 2007, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on or around February 28, 2007, and February 29, 2008, respectively.

(2)	The amounts in this column reflect the dollar amount recognized for financial statement reporting purposes for the fiscal years ended December 31, 2006, and 2007, in accordance with FAS 123(R) of awards pursuant to the 2003 Plan and thus include amounts from awards granted in and prior to 2006. Assumptions used in the calculation of this amount for fiscal years ended December 31, 2004, 2005, 2006 and 2007 are included in footnote 14 to the Company’s audited financial statements for the fiscal years ended December 31, 2006, and 2007 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 28, 2007, and February 29, 2008, respectively. Assumptions used in the calculation of this amount for the fiscal year ended December 31, 2003 are included in footnote 13 to the Company’s audited financial statements for the fiscal year ended December 31, 2005, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 2, 2006.

(3)	The amounts in this column reflect the cash awards to the Named Executives under the short-term incentive program, which is discussed in further detail on pages 22-23 under the heading “Annual Incentive Compensation”.

(4)	Mr. Wasson received a bonus to offset housing cost differences between Houston, Texas, and Jackson, Mississippi.

(5)	Mr. Wasson’s employment began in December 2006.

(6)	Mr. Goolsby received a bonus for the successful resolution of all remaining claims associated with the sale of the Company’s mortgage subsidiary in 2003.

(7)	This column indicates amounts for various benefits and perquisites provided to the Named Executives as shown in the following supplemental table:

All Other Compensation—Supplemental Table

Name	Year	Car Allowance/ Company Auto		Club Member- ship		401(k) Match		Profit Sharing/ Profit Sharing Forfeitures		Relocation Expenses	Temp- orary Housing	Tax Gross-ups			Dividend Check	Education Bonus	Total Other Compensation
J. Downey Bridgwater	2007 2006	$ $	1,114 1,114	$ $	14,886 14,411	$ $	6,750 6,750	$ $	13,553 11,135				$168,386	(1)			$ $	204,689 33,410
Zach L. Wasson	2007 2006		$8,211				$6,750	$ $	13,553 1,115	$85,283	$2,548		100,044	(2)			$ $	216,389 1,115
Sonny B. Lyles	2007 2006	$ $	14,400 14,400			$ $	6,750 6,497	$ $	13,553 11,135				$11,693		$1,213		$ $	34,703 44,938
James W. Goolsby, Jr.	2007 2006	$ $	14,400 14,400	$ $	7,807 7,734	$ $	6,750 4,588	$ $	13,553 10,730				$16,690		$1,540	$3,600	$ $	42,510 59,282
C. Wallis McMath, Jr.	2007 2006	$ $	14,400 12,000	$ $	5,702 28,523	$ $	6,278 2,531	$ $	12,604 8,636	$46,743	$2,886	$ $	4,740 73,139		$210		$ $	43,724 174,668

(1)	In 2007, the Company paid Mr. Bridgwater a one-time tax equalization bonus of $168,386.84 to cover any federal and state tax liability associated with the exercise of 88,241 options to purchase shares of the Company’s common stock.

(2)	In 2007, the Company paid Mr. Wasson a one-time tax equalization bonus of $100,044 to cover any federal and state tax liability associated with his relocation expenses and new hire stock grant.

Grants of Plan-Based Awards

Effective September 1, 2007, the Company adopted the 2007 Long-Term Incentive (LTI) Stock Performance Program (the “Program”) for officers of the Company, which is administered by the HRPC. All awards for the Program are made under the shareholder-approved 2003 Stock Incentive and Compensation Plan (“the 2003 Plan”). An aggregate of 5,225,000 shares are issuable under the 2003 Plan. Stock options previously issued pursuant to the 2003 Plan and the 1994 Stock Incentive Plan, as amended and restated, continue to remain outstanding in accordance with their original terms. The following table sets forth information concerning each grant of an award made to a Named Executive in 2007 under the Company’s equity plans.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards				Estimated Future Payouts Under Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
		Threshold ($)	Target ($)(2)		Maximum ($)	Thres- hold (#)	Target (#)	Maximum (#)
J. Downey Bridgwater	12/20/07	$78,750	$315,000	(4)	$630,000	1,250	12,500	25,000			12,500	$11.64	$174,728
Zach L. Wasson	10/1/07	$37,500	$150,000		$262,500	450	4,500	9,000			4,500	$11.41	$66,180
	1/1/07								15,000	(5)		$13.02	$195,300
Sonny B. Lyles	10/1/07	$37,500	$150,000		$262,500	450	4,500	9,000			4,500	$11.41	$66,180
	1/1/07								4,500	(6)		$13.02	$58,590
James W. Goolsby, Jr	10/1/07	$29,250	$117,000		$204,750	250	2,500	5,000			2,500	$11.41	$36,767
	1/1/07								4,500	(6)		$13.02	$58,590
C. Wallis McMath, Jr	10/1/07	$20,562	$82,250		$143,937	450	4,500	9,000			4,500	$11.41	$66,180

(1)	During 2007, phantom stock units covering 28,500 shares were issued to the Named Executives under the Program.

(2)	The actual 2007 annual incentive awards granted to the Named Executives are discussed in “Annual Incentive Compensation Decisions” on page 24 of this Proxy Statement.

(3)	During 2007, stock options covering 28,500 shares were issued to the Named Executives under the Program.

(4)	The assumptions used in the calculation of the Grant Date Fair Value of Option Awards for fiscal years ended December 31, 2006 and 2007 are included in footnote 14 to the Company’s audited financial statements for the fiscal year ended December 31, 2006, and in footnote 13 to the Company’s audited financial statements for the fiscal year ended December 31, 2007, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 28, 2007, and February 28, 2008, respectively.

(5)	7,500 units of this new hire award vested immediately and 7,500 units vest equally over a four year period on the grant anniversary date pursuant to the 2003 Plan.

(6)	This special performance award vests equally over a four year period on the grant date anniversary pursuant to the 2003 Plan.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning unexercised options; stock that has not vested; and equity incentive plan awards outstanding as of December 31, 2007 for each of the Named Executives.

	Options Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#) (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercisable Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
J. Downey Bridgwater	—	12,500	—	$11.64	12/20/17	—	—	12,500		$139,500
								187,500	(2)	$2,092,500

Zach L. Wasson	—	4,500	—	$11.41	10/1/17	7,500	$83,700	4,500		$50,220

Sonny B. Lyles	—	4,500	—	$11.41	10/1/17	11,625	$129,735	4,500		$50,220

James W. Goolsby, Jr	10,575		—	$5.60	6/1/09	10,875	$121,365	2,500		$27,900
	2,250			$7.01	3/22/11
	8,453			$8.86	2/22/12
		2,500		$11.41	10/1/17

C. Wallis McMath, Jr	—	4,500	—	$11.41	10/1/17	3,375	$37,665	4,500		$50,220

(1)	All options listed below vest at a rate of 33 1/3% per year over the first three years of the ten-year option term.

(2)	Pursuant to Mr. Bridgwater’s employment agreement effective January 1, 2007, he was awarded up to 187,500 phantom stock units which vest on December 31, 2009, if certain performance criteria are achieved over the three-year period ending on that date. The performance criteria are: the Company’s return on assets and earning per share growth compared to peer group.

For a detailed discussion of the material factors of the Named Executives’ compensation see the “Compensation Discussion and Analysis” beginning on page 17 of this Proxy Statement.

Option Exercises and Stock Vested

The following table sets forth information concerning the exercise of stock options and the vesting of stock awards during 2007 by the Named Executives, and the fiscal year-end value of unexercised options.

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise (#)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
J. Downey Bridgwater	108,241	(1)	$524,800	—	—
Zach L. Wasson	—		—	7,500	$97,650
Sonny B. Lyles	—		—	3,000	$34,699
James W. Goolsby, Jr	—		—	3,000	$34,020
C. Wallis McMath, Jr	—		—	1,125	$12,577

(1)	On February 20, 2007, Mr. Bridgwater exercised options on 10,000 shares (split adjusted) with an exercise price of $6.02 per share and a market price of $12.14 per share (split adjusted). On May 15, 2007, Mr. Bridgwater exercised options on 10,000 shares (split adjusted) with an exercise price of $6.02 per share and a market price ranging from $11.87 to $11.93 per share (split adjusted). On November 9, 2007, Mr. Bridgwater exercised options on 74,271 shares (split adjusted) with an exercise price of $6.02 per share and a market price ranging from $10.79 to $11.21 per share (split adjusted). On November 9, 2007, Mr. Bridgwater exercised options on 1,970 shares (split adjusted) with an exercise price of $8.32 per share and a market price of $10.79 per share (split adjusted). On November 9, 2007, Mr. Bridgwater also exercised options on 12,000 shares (split adjusted) with an exercise price of $8.26 per share and a market price of $10.79 per share (split adjusted).

Nonqualified Deferred Compensation

The following table sets forth information concerning the Company’s Deferred Compensation Plan which provides for the deferral of compensation on a basis that is not tax qualified.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)(1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FY ($)(2)
J. Downey Bridgwater	—	—	$14,312	—	$358,950
Zach L. Wasson	—	—	—	—	—
Sonny Lyles	—	—	—	—	—
James W. Goolsby, Jr	$18,270	—	$2,844	—	$121,901
C. Wallis McMath, Jr	$23,250	—	$1,475	—	$41,896

(1)	From January 1, 2007 through September 30, 2007, the Company paid interest on the deferred compensation balances at a fixed rate of 5.30%. This rate does not exceed the threshold rate requiring disclosure on the Summary Compensation Table and, therefore, the amounts are not included on that table.

(2)	The amounts reported in the aggregate balance at last fiscal year end, excluding aggregate earnings, were reported as compensation to the named executive officer in the Company’s Summary Compensation Table in previous years.

Potential Payments Upon Termination or Change in Control

The following table sets forth the severance amounts that each of Messrs. Bridgwater, Wasson, Lyles, Goolsby and McMath would be entitled to receive if their employment relationship with the Company had been terminated on December 31, 2007 due to an involuntary termination without cause prior to a change of control or due to a change of control termination. There are no severance payments payable upon voluntary resignation, involuntary termination for cause, death or disability, except 62,500 of Mr. Bridgwater’s 187,500 phantom stock units would vest upon his death or disability prior to January 1, 2008. The following table is for illustrative purposes only:

Name and Principal Position	Severance ($)	Bonus ($)	Car Allowance ($)	Employee Savings Match ($)	Placement Fees ($)	Benefits ($)	Life Insurance ($)	Vesting of Option and Other Equity Awards ($)(1)	Club Dues ($)	Estimated Bonus for Excise Taxes ($)	Total ($)
J. Downey Bridgwater Chairman, President and Chief Executive Officer(2)	$1,575,000	$886,875	$43,200	$20,700	$50,000	$53,009	$990	$2,232,000	$44,658	$1,978,406	$6,884,838

Zach L. Wasson Executive Vice President and Chief Financial Officer	$600,000	$450,000	$28,800	$13,800	$20,000	$25,680	$990	$132,795	—	—	$1,272,065

Sonny B. Lyles Executive Vice President, Chief Risk Officer and Chief Credit Officer	$600,000	$450,000	$28,800	$13,800	$20,000	$19,655	$990	$178,830	—	—	$1,312,075

James W. Goolsby, Jr Executive Vice President and General Counsel	$520,000	$409,750	$28,800	$13,800	$20,000	$25,680	$968	$236,216	$15,614	—	$1,270,828

C. Wallis McMath, Jr Executive Vice President and Chief Information Officer	$470,000	$205,626	$28,800	$13,800	$20,000	$19,655	$644	$86,760	$11,405	—	$856,690

(1)	The unvested options and other equity awards vest only in the event of a change of control.

(2)	Mr. Bridgwater’s severance amounts are payable upon a change of control regardless of whether his employment continues or he is terminated.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the HRPC during the 2007 fiscal year were George Beatty, Jr., Edward R. Bardgett, Anat Bird and Raimundo Riojas E. None of the members of HRPC was an officer or employee of the Company or any of its subsidiaries in 2007 nor was any member formerly an officer or employee of the Company or any of its subsidiaries.

During 2007, no executive officer of the Company served as (i) a member of a compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on the HRPC of the Company, (ii) a director of another entity, one of whose executive officers served on the HRPC, or (iii) a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as a director of the Company.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2007, regarding compensation plans (including individual compensation arrangements) under which equity securities are authorized for issuance:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities shown in the first column)
Equity compensation plans approved by shareholders(1)	1,283,600	$8.99	4,953,873
Equity compensation plans not approved by shareholders	—		—

Total	1,283,600		4,953,873

(1)	Consists of shares of the Company’s common stock issued or remaining available for issuance under the 2003 Plan, 1994 Stock Incentive Plan, and 2004 Employee Stock Purchase Plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to the Company concerning persons who beneficially owned more than 5% of the outstanding Common Stock of the Company as of February 28, 2008. The table also shows information concerning beneficial ownership by all directors and director nominees, by each of the executive officers named in the Summary Compensation Table and by all directors and executive officers as a group. The number of shares beneficially owned by each director or officer is determined under the rules of the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which an individual has the sole or shared voting power or investment power and also shares that the individual has the right to acquire within 60 days through the exercise of any stock option or other right. Unless otherwise noted, each person listed below has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares listed.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned		Percent of Class
Barclay’s Global Investments 45 Fremont Street San Francisco, California 94105	5,640,313	(1)	7.70%

BlackRock, Inc. 40 East 52nd Street New York, New York 10022	3,774,132	(2)	5.15%

The Vanguard Group, Inc 100 Vanguard Blvd. Malvern, Pennsylvania 19355	3,732,975	(3)	5.10%

Edward R. Bardgett	1,905		*
George Beatty, Jr.	12,453		*
Anat Bird	21,496		*
J. Downey Bridgwater	146,259	(4)	*
James W. Goolsby, Jr.	45,865	(5)	*
Bruce J. Harper	36,055		*
Bernard A. Harris, Jr.	2,173		*
David L. Hatcher	34,767		*
Glenn H. Johnson	99,615	(6)	*
R. Bruce LaBoon	22,436		*
Sonny B. Lyles	25,465	(7)	*
C. Wallis McMath	13,494	(8)	*
G. Edward Powell	20,846		*
Raimundo Riojas E.	628,308	(9)	*
Roland X. Rodriguez	1,627		*
Dan C. Tutcher	51,209	(10)	*
Zach L. Wasson	30,963	(11)	*
Max W. Wells	10,319	(12)	*
All directors and executive officers as a group (31 persons)	1,827,474	(13)	2.50%

*	Indicates less than one percent.

(1)

According to a Schedule 13G filed with the Securities and Exchange Commission on February 26, 2008, Barclays Global Investors, N.A. and Barclays Global Fund Advisors may be deemed to have beneficial ownership of the shares reflected in the table as of December 31, 2007. Barclays Global Investors, N.A. reported that it had sole dispositive power with respect to 3,314,592 shares and sole voting power with respect to 3,140,483 shares. In addition, Barclays Global Fund Advisors reported that it has sole dispositive power with respect to 2,250,984 shares and sole voting power with respect to 1,643,227 shares and Barclays Global Investors, Ltd. reported that it has sole dispositive power with respect to 74,737 shares.

(2)	According to a Schedule 13G filed with the Securities and Exchange Commission on February 8, 2008, BlackRock, Inc. may be deemed to have beneficial ownership of the shares reflected in the table as of December 31, 2007. Black Rock, Inc. reported that it had shared dispositive power and shared voting power with respect to 3,774,132 shares.

(3)	According to a Schedule 13G filed with the Securities and Exchange Commission on February 12, 2008, The Vanguard Group, Inc. may be deemed to have beneficial ownership of the shares reflected in the table as of December 31, 2007. The Vanguard Group, Inc. reported that it had sole dispositive power with respect to 3,732,975 shares and sole voting power with respect to 102,010 shares.

(4)	Includes 6,309 shares which have been contributed by the Company to Mr. Bridgwater’s 401(k) plan matching account.

(5)	Includes 3,973 shares which have been contributed by the Company to Mr. Goolsby’s 401(k) plan matching account, 2,364 shares acquired pursuant to the 2004 Employee Stock Purchase Plan, and 21,278 shares that can be acquired pursuant to the exercise of outstanding stock options granted to Mr. Goolsby.

(6)	Includes 2,280 shares owned of record by two of Mr. Johnson’s children and managed by Mr. Johnson under a power of attorney; 1,125 shares of record owned by one of Mr. Johnson’s siblings and managed by Mr. Johnson under a power of attorney; 22,777 shares owned of record by the Karina K. Johnson Trust No. 1 and the Nancy Loraine Johnson Lucke Trust No. 1, Glenn H. Johnson, Trustee; and 28,333 shares held of record by Johnson & Wurzer, P.C., of which Mr. Johnson is an owner and President.

(7)	Includes 1,561 shares which have been contributed by the Company to Mr. Lyles’ 401(k) plan matching account, and 4,209 shares acquired pursuant to the 2004 Employee Stock Purchase Plan.

(8)	Includes 1,125 shares that will vest pursuant to a stock grant, 793 shares which have been contributed by the Company to Mr. McMath’s 401(k) plan matching account, and 2,951 shares acquired pursuant to the 2004 Employee Stock Purchase Plan.

(9)	Includes 565,960 shares owned by Glencox Investments, Inc., which is principally owned and controlled by Mr. Riojas, and 10,525 shares held for the benefit of one of his children.

(10)	Includes 47,500 shares held of record by Magic Interests, Ltd., of which Mr. Tutcher is sole general partner.

(11)	Includes 691 shares which have been contributed by the Company to Mr. Wasson’s 401(k) plan matching account, and 897 shares acquired pursuant to the 2004 Employee Stock Purchase Plan.

(12)	Includes 648 shares which have been contributed by the Company to Mr. Wells’ 401(k) plan matching account, and 2,490 shares acquired pursuant to the 2004 Employee Stock Purchase Plan.

(13)	Includes issued and outstanding shares that are beneficially owned as of February 28, 2008, and 93,842 shares issuable upon the exercise of (i) fully vested outstanding stock options, or (ii) stock options that vest within 60 days of February 28, 2008.

CERTAIN TRANSACTIONS WITH RELATED PERSONS

Certain of the Company’s officers and directors are, or have been in the past, customers of the Bank and its predecessor banks, and some of the Company’s officers and directors are directors, officers or shareholders of entities which are, or have been in the past, customers of such banks. As such customers, they have had transactions in the ordinary course of business with the Bank and its predecessor banks, including outstanding loans. All loans made were on substantially the same terms as those prevailing at the time for comparable transactions with other unaffiliated persons, and did not involve more than a normal risk of collectability for any credit transactions or otherwise present any other unfavorable features. All credit transactions involving officers and directors of the Company and the Bank are reviewed and approved by the Loan Committee of the Bank and are disclosed and reviewed monthly in the meetings of the Board of the Bank.

SECTION 16 BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires the Company’s officers and directors, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the “SEC”). Officers, directors and holders of more than 10% of the Company’s outstanding common stock are required to furnish the Company with copies of all forms they file pursuant to Section 16(a) of the Exchange Act.

Based solely upon the information provided to the Company by its directors, executive officers and ten percent beneficial owners, including representations received from certain reporting persons that they have complied with the relevant filing requirements, the Company believes that all filings required under Section 16(a) of the Exchange Act have been made.

PROPOSAL 2:

RATIFICATION AND APPROVAL OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has re-appointed Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal year ending December 31, 2008, subject to ratification by the Company’s shareholders. Deloitte & Touche LLP has served as the Company’s independent registered public accounting firm since 1988. Representatives of Deloitte & Touche LLP will be present at the Meeting and will have an opportunity to make a statement at the Meeting if they desire to do so. They will also be available to respond to appropriate questions of Shareholders at the Meeting.

The Company’s organizational documents do not require that the Company’s shareholders ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm. The Company is doing so, as it has done in prior years, because the Company believes it is a matter of good corporate practice. If the Company’s shareholders do not ratify the appointment, the Audit Committee may reconsider its selection of the firm as the Company’s independent registered public accounting firm for the year ending December 31, 2008, but the Audit Committee may retain the firm.

The Board and the Audit Committee recommends that the shareholders vote “FOR” the ratification and approval of Deloitte & Touche LLP as the Company’s independent registered public accounting firm, and proxies executed and returned will be so voted unless the proxy card specifies otherwise.

SHAREHOLDER PROPOSALS AT THE NEXT ANNUAL MEETING OF SHAREHOLDERS

Any shareholder who wants to present a proposal at the 2009 Annual Meeting of Shareholders and to have the proposal set forth in the proxy statement and form of proxy mailed in conjunction with that Annual Meeting must submit that proposal in writing to the Secretary of the Company in accordance with the following provisions. Such proposal must comply with the Company’s Bylaws and Rule 14A-8 under the Exchange Act if the proposal is to be considered for inclusion in the Company’s proxy statement for such meeting. Proposals of shareholders intended to be presented at the 2009 Annual Meeting of Shareholders must be received by the Secretary of the Company by November 10, 2008 to be considered for inclusion in the proxy statement and form of proxy relating to the 2009 Annual Meeting. Pursuant to the Company’s Bylaws, for business to be properly brought before the Company’s 2009 Annual Meeting of Shareholders or nominations of persons for election to the Board to be properly made at the 2009 Annual Meeting of Shareholders by any shareholder, notice must be received by the Secretary at the Company’s principal executive offices not less than 120 days and not more than 150 days prior to the first anniversary of the date that the proxy statement for the preceding year’s annual meeting was first sent to shareholders; provided, however, that in the event the date of the 2009 Annual Meeting is changed by more than thirty (30) days from the date contemplated at the time of this Proxy Statement, the notice must be received at least eighty (80) days prior to the date the Company intends to distribute its Proxy Statement with respect to the Company’s 2009 Annual Meeting of Shareholders. The Company’s 2008 Proxy Statement was first sent to shareholders on March 11, 2008. Thus, the notice must be received by the Company no later than November 10, 2008. Any shareholder’s notice must contain and be accompanied by certain information as specified in the Company’s Bylaws. We recommend that any shareholder desiring to make a nomination or submit a proposal for consideration obtain a copy of the Company’s Bylaws, which may be obtained without charge from the Secretary of the Company upon written request addressed to the Secretary at our principal executive offices. Shareholder proposals should be submitted to the Secretary of the Company at 2550 North Loop West, Suite 600, Houston, Texas 77092.

ADDITIONAL FINANCIAL INFORMATION

A copy of the Company’s Annual Report on Form 10-K, including any financial statements, schedules and exhibits thereto is available on the Company’s website at www.banksterling.com. We will also provide a copy of the Company’s Annual Report on Form 10-K, including any financial statements, schedules and exhibits thereto to interested security holders without charge, upon written request. Requests for copies should be addressed to James W. Goolsby, Jr., Secretary, Sterling Bancshares, Inc., 2550 North Loop West, Suite 600, Houston, Texas 77092, telephone (713) 466-8300.

OTHER MATTERS

The management of the Company knows of no other matters that may come before the Meeting. However, if any matters other than those referred to above should properly come before the Meeting, it is the intention of the persons named in the enclosed proxy to vote all proxies in accordance with their best judgment.

By order of the Board of Directors,

James W. Goolsby, Jr.
Secretary

ANNUAL MEETING OF SHAREHOLDERS OF

STERLING BANCSHARES, INC.

April 28, 2008

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

¯  Please detach along perforated line and mail in the envelope provided.  ¯

■	20530000000000000000 7	042808

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

						FOR	AGAINST	ABSTAIN

1. Election of five Class I Directors for a three year term ending at the 2011 Annual Meeting of Shareholders:				2.	Proposal to ratify the appointment of Deloitte & Touche LLP as the Company’s registered independent public accounting firm for the fiscal year ending December 31, 2008.	☐	☐	☐
	NOMINEES:
☐ FOR ALL NOMINEES ☐ WITHHOLD AUTHORITY FOR ALL NOMINEES	O O O O O	George Beatty, Jr. Anat Bird J. Downey Bridgwater Roland X. Rodriguez Elizabeth C. Williams	Class I Class I Class I Class I Class I	3.

In their discretion, the proxies are authorized to vote upon other business as may properly come before the meeting or adjournment thereof. Either of the proxies or their respective substitutes, who shall be present and acting, shall have and may exercise all the powers hereby granted.

☐ FOR ALL EXCEPT
(See instructions below)				THE SHARES OF STOCK REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 2 AND FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR. UNLESS A CONTRARY CHOICE IS SPECIFIED, THE SHARES OF STOCK REPRESENTED BY THIS PROXY WILL BE VOTED FOR PROPOSAL 2, AND THE ELECTION OF THE NOMINEES FOR DIRECTOR.

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

			☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.
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■

STERLING BANCSHARES, INC.

Proxy Solicited on Behalf of the Board of Directors of

the Company for the Annual Shareholder’s Meeting April 28, 2008

The undersigned, hereby revoking all prior proxies, hereby appoints J. Downey Bridgwater and James W. Goolsby, Jr., and each of them, his true and lawful agents and proxies, with full and several power of substitution, to represent and to vote all the shares of Common Stock of STERLING BANCSHARES, INC. standing in the name of the undersigned and with respect to which the undersigned would be entitled to vote if personally present, at the Annual Meeting of Shareholders of STERLING BANCSHARES, INC. to be held on April 28, 2008 at the offices of Locke Lord Bissell & Liddell LLP, Chase Tower, 600 Travis, 25th Floor, Houston, Texas 77002, and at any adjournment(s) thereof, on all matters coming before the meeting.

(Continued and to be signed on the reverse side.)

■	14475 ■